UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Waters Corporation

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WatersTM
PROXY STATEMENT
2021

April 1, 2021

Dear Shareholders,

2020 was a challenging but also rewarding year for Waters Corporation. We managed through the COVID-19 pandemic, had a successful CEO transition, and continued the planned succession at the Board and executive management-level. We progressed our goal of building an even more diverse company at all levels, and never lost sight of serving our shareholders and customers, as well as remaining an attractive long-term employment opportunity for our talented employees. As a Board, we were naturally quite busy in 2020, navigating through tumultuous times, overseeing planned and steady refreshment at all levels of the company, and furthermore adding important sustainability goals to guide us forward.

In February 2021, the Drucker Institute published its annual list of the 250 best managed companies. We, at Waters, are pleased to be on the list. This ranking adds to our sixth straight AA score for ESG from MSCI, our second percentile ESG ranking from Sustainalytics, our scores of 1, 2 and 4 from ISS for E, S and G and our 95 on the Corporate Equality Index.

2020 also highlighted the importance of treating all people equitably and inclusively. Waters is a leader in this as well: we have a diverse CEO who is part of an executive team, 33% of whom are diverse by race/ethnicity or gender, that will be overseen by a Board, 4 of 9 of whom are female, or ethnically or geographically diverse. We believe our diversity helps us recruit and keep top talent and maintain our innovative edge.

Waters Corporation’s products and services — such as chromatography systems and consumables, mass spectrometry systems, and thermal analysis technologies — contribute directly to the advancement of human health and well-being by playing a vital role in the creation of efficacious medical therapies, a safer food and environmental ecosystem, and higher quality materials we depend upon in many aspects of daily life. The importance of these contributions could never be more clear than during our global battle with COVID-19.

In the following section, “Waters Corporation at a Glance,” we summarize how our operations, oversight, and governance come together to support our financial, social, and environmental sustainability.

We operate in attractive markets that have demonstrated strong secular growth trends. Our stock price increased 6% and we realized a 38% return on invested capital in 2020.

We thank you for your investment in us and ask for your voting support on the matters described in this proxy statement. We also invite you to participate at our meeting and welcome your input throughout the year.

Sincerely,

Dr. Flemming Ornskov, M.D., M.P.H. Chairman of the Board of Waters Corporation

April 1, 2021

Dear Shareholders,

Health is always essential to happiness and prosperity; its importance is simply more apparent during times of crisis. The pandemic, which began months prior to me joining Waters as its new President and CEO, highlighted the critical role our people and technologies play in protecting and advancing health. Waters’ scientists and technologies have been at the center of the development of diagnostics, therapeutics, and vaccines used in the fight against COVID-19. Our successes have been driven by our teams that universally responded to this difficult year with drive, determination, and an indomitable spirit.

It is a true privilege to lead this organization. Waters has a very strong foundation with a trusted well-known brand, demonstrated by industry-leading profitability and strong financial flexibility. We generated approximately $2.4 billion in revenue annually, and we retained more than $700 million in free cash flow in 2020. Our technology portfolio is strong and continues to evolve. Thanks to our Sales & Services teams, we have a large installed base of more than 100,000 systems and instruments. More than half of recurring revenues comes from services, informatics maintenance and consumables. Additionally, Waters has developed an impressive, strategically diverse geographical footprint and significant exposure to growth areas within highly attractive markets that represent nearly $67 billion in total opportunity.

That same indomitable spirit is also fueling our return to growth. Since 2017, Waters has experienced a sequential decline in revenue growth, which was only exacerbated by the pandemic in 2020. Along with Waters’ leadership team, we have begun an extensive transformation program with an immediate focus on accelerating near-term growth and fostering a culture of focus and urgency as we begin building towards our long-term strategy. We have already begun to see progress, made evident by our fourth quarter results, where sales grew 10% as reported and 7% on a constant currency basis, and our non-GAAP adjusted earnings per diluted share grew 14%.

At the core of our long-term strategy is our purpose to enhance human health and well-being by leaving this world better than we found it. At the very heart of our environmental, social and governance (ESG) program is our 2025 Sustainability Goals, to which we are progressing each year. From reducing our environmental footprint to STEM education programs for children, women, and minorities, we take these commitments very seriously. Others are also recognizing both our progress and commitment to ESG. Waters was recognized on the Newsweek list of America’s Most Responsible Companies 2021; Barron’s 2021 list of the 100 Most Sustainable Companies; and our company also received a score of 95 out of 100 on the 2021 Corporate Equality Index (CEI), the Human Rights Campaign Foundation’s annual scorecard for LGBTQ workplace equality. We will continue to do our part to positively impact the environment and the communities in which we work and live.

The operational progress we are making, our role in the COVID-19 crisis, our team and our capabilities underpin my confidence in Waters and our ability to contribute to advancing human health. We are on our way to regaining our commercial momentum, strengthening our performance management, and aligning our portfolio with growth areas. We have a lot of important work underway, and I am confident we will drive value for our shareholders.

We ask for your voting support on the items described in this proxy statement and thank you for your confidence, support, and investment in Waters.

Sincerely,
Dr. Udit Batra, Ph.D. President and Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 11, 2021

Time:	9:00 a.m., Eastern Time

Place:

The 2021 Annual Meeting (the “Annual Meeting”) of Waters Corporation (“Waters” or the “Company”) will be a virtual meeting held exclusively via the Internet. To attend, you must register at www.proxydocs.com/wat. After you register, you will receive instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.

Record Date:

March 17, 2021. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the Annual Meeting. During the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection upon request.

Items of Business:	1. To elect directors to serve for the ensuing year and until their successors are elected;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

3. To approve, by non-binding vote, executive compensation; and

4. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

Voting:

Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to participate in the Annual Meeting, we urge you to vote promptly by telephone or Internet or by signing, dating, and returning a printed proxy card or voting instruction form, as applicable. If you participate in the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders

To be Held on May 11, 2021: The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at http://www.proxydocs.com/wat.

This Proxy Statement (the “Proxy Statement”) is being furnished by the Board of Directors (the “Board”) of
Waters Corporation (“Waters” or the “Company”) in connection with the Board’s solicitation of proxies (each a
“Proxy” and, collectively, the “Proxies”) for use at the 2021 Annual Meeting (the “Annual Meeting”).

We are making the Proxy Statement and the form of Proxy first available on or about April 1, 2021.

By order of the Board of Directors

Keeley A. Aleman

Senior Vice President,

General Counsel and Secretary

Milford, Massachusetts April 1, 2021

WATERS CORPORATION AT A GLANCE

WHAT IS WATERS CORPORATION

Waters is the world’s leading manufacturer of specialty measurement tools, and primarily designs, manufactures, sells, and services instruments, consumables, and software that are used by life science, pharmaceutical, biochemical, industrial, nutritional safety, environmental, academic, and governmental customers working in research and development, quality assurance, and other laboratory applications. Our 14 manufacturing facilities and more than 7,400 employees provide products and services to 40,000 customers in over 100 countries via our operations in 35 countries. We generated revenue of $2.4 billion in 2020 with a market capitalization of approximately $15 billion as of December 31, 2020.

WHAT MAKES US UNUSUAL AND SUSTAINABLE

We invest in our people

•	Approximately 39% of our employees have been with us for over a decade

•

The number of women at the VP level and above increased to approximately 28% in 2020, from approximately 8% in 2015, approximating the current 30% female representation on our Board — significant in a STEM-focused company. While there remains more work to do both at Waters and more broadly in STEM-focused industries, Waters remains committed to continuing to strengthen our company through ongoing diversity initiatives

•	Waters received a score of 95 out of 100 on the 2021 Corporate Equality Index (CEI), the Human Rights Campaign Foundation’s annual scorecard for LGBTQ workplace equality

We invest in research

•	One in seven of our employees works full-time in research and development

•	Our STEM Ambassador Initiative, science scholarships, and other programs support our talent pipeline as well as creating opportunities for under-represented populations

We invest in our operations

•	We are streamlining how we innovate, develop, and deliver our products

•	We are decreasing our environmental impact by, for instance, increasing natural resource efficiency

•	We are identifying opportunities in engineering, procurement, and operations to reduce the environmental impact of our products and supply chain

We invest in our communities and the planet

•	We have a goal to reduce our greenhouse gas (“GHG”) emissions by 35% by 2025, from a 2016 baseline. As of December 31, 2020, we have already cut GHG emissions by 9.7% from the 2016 baseline.

•	Renewable and / or low-carbon electricity accounts for approximately 27% of our electricity usage

•	We have established and are pursuing a collection of robust 2025 sustainability goals:

•	Cultivating and Advancing Our Innovation Ecosystem: We will systematically implement measurable, sustainable practices in how we innovate, develop, and deliver our products.

•	Reducing Our Environmental Impact: We will improve our operational performance by decreasing environmental impact and increasing natural resource efficiency.

•

Enhancing Our Sustainable Supply Chain: We will advance an end-to-end product and supply chain sustainability program that identifies opportunities in engineering, procurement and operations to reduce the environmental impact of our products and supply chain.

•

Leading by Example in Our Employee Development and Engagement: We continue to focus on the employees we have today – and the employees we will need tomorrow – through programs and initiatives that drive diversity, inclusion, and development.

•	Nurturing Our Culture of Health, Safety and Well-being: We will foster an attitude of awareness, preparedness, and responsiveness across our workplace and throughout our supply chain.

•

We work with non-governmental organizations and governments to create educational opportunities via the Girls STEM Summit, the Ron Burton Training Village, and the U.K. Museum of Science and Technology

We attract investment from long-term shareholders

•	Approximately 17% of long-term-focused environmental, social, and governance filtered funds that invest in U.S. companies have invested in Waters Corporation

•

We have strong governance provisions such as an independent board chair and proxy access and have good ESG scores from leading scorecards such as MSCI Inc., Sustainalytics and Institutional Shareholder Services Inc.

HOW WE ARE DOING

Rising global living standards and growing populations — as well as our continual investment in the future — have enabled our growth since our foundation in 1958 as reflected in this stock price chart:

Source: Yahoo Finance

WHAT IS NEW AT WATERS

In March 2020, we enhanced our already strong governance profile by separating our Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”) positions. During 2020, we continued our steady board refreshment with both a director retirement and the appointment of a new director, effective January 1, 2021, as described in the pages that follow.

We continued our shareholder engagement efforts, highlighted by participation in five in-person and virtual investor conferences in 2020. In 2020, we had over 400 meetings or calls with more than 350 investors and research analysts at more than 200 firms, including the majority of our top 50 shareholders. The Board and management will continue to demonstrate that we are accountable to shareholders, and we will continue to seek to incorporate feedback to ensure we are acting in the best interests of our stakeholders.

We are proud to continue playing our part in mitigating the COVID-19 pandemic public health crisis.

•

We activated an Innovation Response Team, consisting of our top research scientists and engineers, to lend Waters’ technologies and expertise by partnering with various other organizations, bringing Waters resources and scientific capabilities to help end the public health crisis

•	Waters systems used in quality control for therapeutics and vaccine research and development

PROPOSAL 1 — ELECTION OF DIRECTORS

WHO WE ARE

Director Skills, Experience, and Background

At Waters, we believe that tone for excellence and integrity is set at the top — with us, the Board. In this Proxy Statement, we highlight examples of our strong oversight actions and the exceptional stature, accomplishments, and diversity amongst our members.

Our Board is currently comprised of ten directors (each, a “Director” and, collectively, the “Directors”) and effective as of the Annual Meeting, the size of our Board will be reduced from ten to nine Directors. JoAnn A. Reed, who has been a Waters Director since 2006, will not be standing for re-election at the Annual Meeting. Waters has a search underway to identify a new director to replace Ms. Reed and is considering candidates with diverse attributes, experiences, skills, and backgrounds.

Our diverse Board is comprised of Directors with extensive industry experience and a broad set of skills, attributes, and backgrounds critical to providing us with strategic and operational oversight. Six of our current Directors have served as a chief executive officer, six have had careers in industries relevant to our business, six are experts in finance and capital allocation, four have backgrounds in science and technology, and one has served as a chief financial officer.

Our Board values steady and planned refreshment and given Ms. Reed’s departure this year, our Board, upon recommendation of the Nominating and Corporate Governance Committee, has resolved to waive its director age limit of 72 for current Director Dr. Michael J. Berendt, Ph.D. Accordingly, Dr. Berendt will stand for re-election at the Annual Meeting. Dr. Berendt will help ensure a smooth transition as the planned refreshment of our Board continues, bringing valuable experience in the pharmaceutical industry to our Board, both from an executive leadership and scientific perspective.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global analytical instrument provider.

Dr. Udit Batra, Ph.D. Director since 2020 Age: 50 Committees None

Experience

CEO of MilliporeSigma, life sciences business of publicly traded Merck KGaA (March 2014 – July 2020)

President and CEO, Consumer Health, Merck KGaA (Sept. 2011 – Mar. 2014)

Held various leadership roles at Novartis International AG (2006 – 2011)

Senior Engagement Manager at McKinsey & Company (2001 – 2004)

Research Fellow, Merck & Co., Inc. (1996 – 2001)

Qualifications

Dr. Batra brings more than two decades of leadership and operational expertise in the healthcare and life sciences industries, including leadership of multi-billion-dollar global organizations.

Other Public Company Boards

None

Linda Baddour Director since 2018 Age: 62 Committees • Audit (Chair) (effective May 11, 2021) • Finance

Experience

Executive Vice President and Chief Financial Officer of PRA Health Sciences (June 2007 to September 2018)

Chief Financial Officer and Accounting Officer at Pharmaceutical Product Development, Inc. (May 2002 to May 2007); Chief Accounting Officer (1997 to April 2007); Corporate Controller (1995 to 1997)

Controller of Cooperative Bank for Savings Inc. (1980 to 1995)

Qualifications

Ms. Baddour’s extensive experience as a senior financial executive provides the Waters Board with significant accounting, finance, and health care industry expertise.

Other Public Company Boards

Current

Cryoport, Inc. (effective March 15, 2021)

Dr. Michael J. Berendt, Ph.D. Director since 1998 Age: 72 Committees • Audit • Science & Technology

Experience

Life sciences industry consultant (December 2016 to present)

Chief Executive Officer and Chief Scientist of Telesta Therapeutics Inc. (November 2013 to November 2016)

Life sciences industry consultant (July 2011 to November 2013)

President and Chief Executive Officer of Aegera Therapeutics Inc. (March 2006 to July 2011)

Managing Director of Research Corporation Technologies, Inc. (August 2004 to December 2005)

Managing Director of AEA Investors LP (November 2000 to August 2004)

Worked in the pharmaceutical industry where he served in a number of senior management positions, including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation and a Group Director of Drug Discovery at Pfizer, Inc. (1982 to 2000)

Qualifications

Dr. Berendt’s experience in the pharmaceutical industry, both from a management and a scientific perspective, provides unique technical insight to the Waters Board. In addition, Dr. Berendt’s years of experience as a Chief Executive Officer and as a senior financial executive, affords the Waters Board the benefit of his financial and business strategy skills.

Other Public Company Boards

Current

None

Former (past 5 years)

Telesta Therapeutics Inc.

Edward Conard Director since 1994 Age: 64 Committees • Compensation • Finance (Chair)

Experience

Independent director and investor (January 2008 to present)

Managing Director of Bain Capital, LLC (March 1993 to December 2007)

Previously a Director of Wasserstein Perella & Co., Inc., an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company, heading up the firm’s operations practice area

Qualifications

Mr. Conard’s years of experience as a director and a managing director of two large investment firms afford the Waters Board the benefit of his considerable financial, accounting, and business strategy skills.

Other Public Company Boards

None

Gary E. Hendrickson Director since 2018 Age: 64 Committees • Audit • Compensation

Experience

Independent director and investor (June 2017 to present)

Chief Executive Officer of The Valspar Corporation (June 2011 to June 2017); Chairman (June 2012 to June 2017); President (February 2008 to June 2017); also served as Chief Operating Officer, Group Vice President of Global Wood Coatings, Senior Vice President of Architectural, Global Wood Coatings and Federal Business Units, and Corporate Vice President and President of Asia Pacific (February 2001 to June 2008)

Qualifications

Mr. Hendrickson’s years of experience as a President, Chief Executive Officer, and Chairman afford the Waters Board the benefit of his considerable financial, accounting, and business strategy skills.

Other Public Company Boards

Current

Azek Company (Non-Executive Chairman)

Polaris Industries Inc.

Former (past 5 years)

The Valspar Corporation

Dr. Pearl S. Huang, Ph.D. Director since 2021 Age: 63 Committees • Science & Technology (Chair)

Experience

President and CEO of Cygnal Therapeutics (Jan. 2019 – Present)

Venture Partner at Flagship Pioneering (Jan. 2019-Present)

Senior Vice President and Global Head of Therapeutic Modalities. F. Hoffman La-Roche, Ltd. (Dec. 2014 – Dec. 2018)

Vice President and Global Head of Discovery Academic Partnerships (DPAc) Alternative Discovery and Development, GlaxoSmithKline plc (2012-2014)

Founder and CSO, Beigene LTD (2010-2012)

Vice President, Oncology Integrator, Discovery and Early Development, Merck and Co. (2006-2010)

Held roles of increasing responsibility at Merck & Co. Inc., GlaxoSmithKline plc, and Bristol Myers Squibb Co.

Qualifications

Dr. Huang brings both operational and deep scientific knowledge along with extensive international and operational experience in the pharmaceutical sector both in senior leadership and operational roles.

Other Public Company Boards

Current

None

Christopher A. Kuebler Director since 2006 Age: 67 Committees • Compensation (Chair) • Science & Technology

Experience

Independent director and investor (2006 to present)

Chairman and Chief Executive Officer of Covance Inc. and its predecessor companies (November 1994 to December 2004); Chairman (during 2005)

Spent nearly 20 years in the pharmaceutical industry at Abbott Laboratories, Squibb, Inc., and the Monsanto Company

Qualifications

With 30 years of experience in the pharmaceutical and pharmaceutical service industries, including 10 years as Chairman and Chief Executive Officer of Covance Inc., Mr. Kuebler brings an experienced management perspective to the Waters Board, as well as the expertise in the oversight of financial accounting and business strategy.

Other Public Company Boards

Current

None

Former (past 5 years)

Nektar Therapeutics

Dr. Flemming Ornskov, M.D., M.P.H.

Chairman of the Board since 2020

Director since 2017

Chief Executive Officer of Galderma

Age: 63

Committees

•  Compensation

•  Nominating & Corporate Governance (Chair)

Experience

Chief Executive Officer of Galderma SA, a pharmaceutical company (October 2019 to present)

Advisor to the CEO of Takeda Pharmaceutical Company Ltd. (January 2019 to March 2019)

Chief Executive Officer of Shire plc (April 2013 to January 2019); Chief Executive Officer Designate (January 2013 to April 2013); Board Member (January 2013 to January 2019)

Chief Marketing Officer and Global Head of Strategic Marketing for General & Specialty Medicine at Bayer AG (2010 to 2012)

Global President of Pharmaceuticals and OTC at Bausch & Lomb, Inc. (2008 to 2010)

Chairman and later as President and Chief Executive Officer of Life-Cycle Pharma A/S (2006 to 2008)

President and Chief Executive Officer of Ikaria, Inc. (2005 to 2006)

Held roles of increasing responsibility at Merck & Co. Inc. and Novartis AG

Qualifications

Dr. Ornskov brings both operational and medical knowledge along with extensive international, strategic, and operational experience in the pharmaceutical sector both at senior leadership and board levels.

Other Public Company Boards

Current

Centogene NV

Karo Pharma AB

Former (past 5 years)

Shire plc

Recordati S.p.A. – left board May 2020

Thomas P. Salice Director since 1994 Age: 61 Committees • Finance • Nominating & Corporate Governance

Experience

Co-Founder and Managing Member of SFW Capital Partners, LLC, a private equity firm (January 2005 to present)

Served in a variety of capacities with AEA Investors, Inc., a private equity firm, including Managing Director, President and Chief Executive Officer, and Vice-Chairman (June 1989 to December 2004)

Director of several privately held companies: Filtec and Gerson Lehrman Group, Inc., and Micromeritics Instrument Corporation

Qualifications

With more than 30 years of experience in private equity, Mr. Salice brings to the Waters Board in-depth experience in industrial and life science analytical tools, strategic planning, finance, capital structure and mergers and acquisitions.

Other Public Company Boards

Current

Mettler-Toledo International, Inc

Required Vote and Recommendation of the Board of Directors

A nominee for director shall be elected to the Board by a majority vote (i.e., the votes cast for such nominee must exceed the votes cast against such nominee), except that directors will be elected by plurality vote at any meeting of shareholders for which the number of nominees exceeds the number of directors to be elected (a contested election). If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. “Abstentions” and shares with respect to which a broker or representative does not vote on a particular matter because it does not have discretionary voting authority on that matter (so-called “broker non-votes”) are counted as present for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be treated as votes cast with respect to any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE

  CORPORATE GOVERNANCE

HOW WE ARE SELECTED AND ELECTED

Nine Directors are to be elected at the Annual Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form included with this Proxy Statement will be voted for the nominees set forth below unless shareholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

Majority Voting

The Company’s bylaws (the “Bylaws”) provide for majority voting for Directors in uncontested elections. A further description of the Company’s majority voting provisions can be found above.

Board Candidates

The Nominating and Corporate Governance Committee, together with the Board, is responsible for assessing the appropriate skills, attributes, experiences, and diversity of background, including a candidate’s gender and ethnic and racial background, that we seek in Board members in the context of the existing composition of the Board.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. Although the Board has not adopted a formal policy with respect to diversity, in assessing candidates for Director, the Nominating and Corporate Governance Committee considers candidates’ diversity of attributes, experiences, skills, and backgrounds, including a candidate’s gender and ethnic and racial background, and seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria, which are part of its Corporate Governance Guidelines (the “Guidelines”) and summarized below, and follow the applicable listing standards of the New York Stock Exchange.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman, the President and Chief Executive Officer, the Nominating and Corporate Governance Committee, or other Board members identify a need either to expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by shareholders, and/or the retention of a professional search firm, if necessary. Any shareholder wishing to propose a nominee should follow the process described in the Bylaws to submit the candidate’s name and appropriate biographical information to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757.

An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chairman, the President and Chief Executive Officer, and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

Proxy Access

The Board has adopted a proxy access bylaw provision that allows eligible shareholders or groups of up to 20 shareholders who have held at least 3% of our common stock continuously for three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at our annual shareholder meeting, and to have those individuals included in our proxy materials for that meeting.

Board/Director Independence

The Company’s Guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The Guidelines include the Company’s categorical standards of independence, which our Board approved. The Guidelines are available on the website www.waters.com under the caption “Corporate Governance.” The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if:

•	he or she or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

he or she or an immediate family member is a current partner of an internal or external auditor of the Company or has been within the last three years a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•

he or she or an immediate family member is, or has been within the last three years, an executive officer of a public company where any of the Company’s present executive officers at the same time serves or served on the compensation committee of that company’s board;

•

he or she is a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; or

•

he or she or an immediate family member is an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will not be considered independent if he or she, or an immediate family member, is or has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she is a current employee of an internal or external auditor of the Company or has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance, or tax compliance practice.

The Board has determined that each Director, other than Dr. Batra, the Company’s President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under these criteria and the applicable listing standards of the New York Stock Exchange.

HOW WE ARE EVALUATED

The Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and each of its committees. In November 2020, the evaluation, in the form of a questionnaire, was circulated to all members of the Board and each committee. The Company’s General Counsel received all of the questionnaires, compiled the results, and circulated them to the Board and each committee for discussion and analysis during January 2021. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

HOW WE GOVERN AND ARE GOVERNED

At Waters, we believe that sound principles of corporate governance are essential to protecting Waters’ reputation, assets, investor confidence, customer loyalty, and sustainability. Our Guidelines can be found on our website at www.waters.com and are available in print upon written request to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757.

We also believe in sound principles of board governance — how we govern ourselves sets the tone for how our company is governed more generally. Our board governance practices include:

✓    Proxy Access

As described in the preceding section on how Directors are selected, the Company enables eligible shareholders to nominate director candidates via our proxy access process as governed by our Bylaws.

✓    Majority Approval Required for Director Elections

If an incumbent Director up for re-election at a meeting of shareholders fails to receive a majority of affirmative votes in an uncontested election, the Board will adhere to the director resignation process as provided in our Bylaws.

✓    Independent Board and Committees

All Directors except our President and Chief Executive Officer, and all members of the Audit Committee, Compensation Committee, Finance Committee, Nominating and Corporate Governance Committee, and Science and Technology Committee are independent.

✓    Engaged in Strategy

Our Board is engaged in advising and overseeing the Company’s strategy and strategic priorities.

✓    Director Qualifications and Evaluations

All independent Directors meet the candidate qualifications set forth in our Guidelines and as summarized in the following sections of this Proxy Statement: “— How We Are Selected and Elected — Board Candidates” and “— How We Are Selected and Elected — Board/Director Independence”.

✓    Regular Executive Sessions of Independent Directors

Our independent Directors meet privately on a regular basis. Our Chairman presides at such meetings.

✓    Stock Ownership Requirements

We have robust stock ownership requirements for our Directors and executive officers.

✓    Enterprise Risk Management

We have an enterprise risk management framework to identify, assess, manage, report, and monitor enterprise risk, including information security risk, and areas that may affect our ability to achieve our objectives.

✓    Human Capital Management

Our Board dedicates a meeting session to talent review, diversity, and succession.

Related Party Transactions Policy

The Board has adopted a written Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial ownership interest in the Company, any immediate family member of any of the foregoing, or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel is responsible for identifying potential Interested Transactions and determining whether a proposed transaction is an Interested Transaction and accordingly, reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will review the material facts of all Interested Transactions and report its recommendations to the Board which will either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the policy. These are: (a) the employment and compensation arrangements of named executive officers required to be reported in the Company’s proxy statement; (b) Director compensation required to be reported in the Company’s proxy statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Board; and (d) ordinary course business transactions conducted on an “arm’s length” basis with Polaris, Inc. (of which Mr. Hendrickson is a director) or Galderma S.A. (of which Dr. Ornskov is Chief Executive Officer).

In addition, Senior Vice President, General Counsel, and Secretary Ms. Keeley A. Aleman’s husband, Mr. Patrick Maiella, is a current employee of the Company. Mr. Maiella received approximately $150,000 in compensation from the Company during 2020. He also participated in our employee benefit plans on the same basis as other similarly situated employees in 2020.

Stock Ownership Guidelines

In order to closely align Directors’ and executive officers’ interests with those of the Company’s shareholders, the Company has minimum stock ownership guidelines for its executive officers and non-employee Directors. These guidelines require the accumulation by anyone who holds the Chief Executive Officer position of common stock equal to five times his or her base salary over a three-year period and the accumulation by our other executive officers of common stock equal to two times their base salary over a five-year period. The stock ownership guidelines for non-employee Directors require the accumulation of a minimum of five times the annual cash Board retainer over a five-year period.

If an executive officer or Director shall become non-compliant with the guidelines, he or she will have a period of twelve months to regain compliance with the guidelines. If, after such twelve-month period, the executive officer or Director remains non-compliant, then, 50% of the net after-tax profit from any subsequent stock option exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these stock ownership guidelines may be considered by the Compensation Committee. For purposes of these guidelines, in addition to any direct ownership of shares of common stock by an executive officer or Director, any shares of restricted stock and vested “in-the-money” stock options granted by the Company to such executives or Directors apply toward the satisfaction of the guidelines.

All of our currently employed named executive officers and current Directors have satisfied the requirements of the ownership guidelines, except for Dr. Batra, who joined the Company in September 2020, Mr. Pratt, who joined the Company in September 2019, and Dr. Huang, who was appointed to the Board effective as of January 1, 2021, who have until 2023, 2024 and 2026, respectively, to meet the requirements of the ownership guidelines.

Guidelines and Code of Conduct

The Board has adopted the Guidelines, a Global Code of Business Conduct and Ethics for employees, executive officers, and Directors, and a Global Complaint Reporting Policy, the Company’s “whistleblower” policy, regarding the treatment of potential legal and compliance concerns, including those relating to accounting, internal accounting controls, and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption “Corporate Governance” and copies may be obtained, without charge, upon written request to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757.

Policy Against Hedging

In 2013, the Board adopted a policy prohibiting Directors, executive officers, and certain key employees designated by the Company based on their access to material non-public information from making short sales of Company stock or trading in options on Company stock and purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset any decrease in market value of equity securities of the Company. This prohibition does not apply to any bona fide pledge of equity securities of the Company not made for the purpose of hedging.

Risk Oversight

Board’s Role in Risk Oversight Generally

Included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”) are the risk factors affecting the Company which are periodically reviewed by the Board and the Audit Committee and updated or expanded as warranted. The Board is responsible for overseeing the management and operations of the Company, including its risk assessment and risk management functions. The Board has delegated responsibility to reviewing the Company’s policy with respect to risk assessment and management to the Audit Committee.

Additionally, the Company has an enterprise risk management framework under the oversight of the Vice President, Internal Audit and Chief Compliance Officer, which includes an information security risk management framework under the specific oversight of the Vice President and Chief Information Officer. This program seeks to identify risks, develop and implement risk mitigation plans, and monitor the results affecting the Company’s business and operations on an ongoing basis. Management of the Company actively participates in this program and briefs the Audit Committee on the strategic, operational, compliance, and financial risks affecting the Company and efforts undertaken to mitigate them; in addition, management of the Company provide a similar briefing to the Board annually. The Compensation Committee has responsibility for oversight of risk related to compensation matters as more fully described below.

Compensation-Related Risk

The Compensation Committee conducted a review to determine if any compensation plans and practices would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed various components of the Company’s compensation plans, including their size, scope, and design. The Compensation Committee also reviewed whether the compensation plans promote unnecessary risk-taking and the policies in place to mitigate risk associated with these plans. The review included an assessment of design features that could encourage excessive risk-taking and the potential magnitude of such risks, including design features such as a short-term oriented pay mix, overly aggressive goal setting, and over-weighting of annual incentives as compared to long-term incentives. Several features of the Company’s annual incentive plan (the “AIP”) mitigate compensation-related risk including the use of payout caps, a clear link between payouts under the plan and the Company’s financial performance, and the Compensation Committee’s oversight in determining payouts under the plan. The policies that exist to mitigate compensation-related risk include, among others, (1) the Company’s Recoupment Policy; (2) stock ownership guidelines for executive officers; (3) a five-year vesting period for stock options and three- to five-year vesting periods for Restricted Stock Units (“RSU”); (4) a three-year performance period and a maximum payout cap for Performance Share Units (“PSU”); (5) a prohibition on hedging; (6) a post-vesting holding period for PSUs; and (7) the independent oversight of compensation programs by the Compensation Committee, with input from an independent compensation consultant. Based on this review, the Compensation Committee and the Company do not believe that there are any compensation-related risks arising from the Company’s compensation plans that would have a material adverse effect on the Company.

HOW WE ARE ORGANIZED

Board Leadership Structure

As stated in the Company’s Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer. From January 2018 until March 2020, Christopher J. O’Connell served as President and Chief Executive Officer of the Company and Chairman of the Board. In March 2020, the roles of Chairman and Chief Executive Officer were separated and Dr. Flemming Ornskov became Chairman of the Board, a role in which he continues to serve. The Board continues to believe that separating the offices of Chairman and Chief Executive Officer facilitates an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business by the Board.

Role of Compensation Consultant, Compensation Committee, and Management in Decision-Making

The Compensation Committee engaged Pearl Meyer as its outside independent compensation consultant during 2020. Pearl Meyer participates in Compensation Committee meetings and executive sessions and advises the Compensation Committee on a range of executive officer and Director compensation matters, including annual and long-term incentive plan design, competitive market assessments, trends, best practices, and technical and regulatory developments. Pearl Meyer provides services to the Compensation Committee related only to executive officer and Director compensation, including peer group compositions, comparing executive officer and Director compensation arrangements to those of the peer groups and the broader market, and providing market data and advice regarding executive and Director compensation plans. The Compensation Committee has the authority to engage and terminate independent legal, accounting, and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee regularly reviews the services provided by Pearl Meyer and believes that Pearl Meyer is independent in providing consulting services to the Compensation Committee. The Compensation Committee conducted a review of its relationship with Pearl Meyer in 2020 and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, considering the factors set forth in the applicable rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.

The Compensation Committee approves all compensation decisions for the named executive officers, after consulting with Pearl Meyer, as appropriate. The Senior Vice President of Global Human Resources and the Vice President, Total Rewards also provide the Compensation Committee with information and analysis on the Company’s executive compensation programs, as requested. In the beginning of 2020, our former President and Chief Executive Officer, Mr. O’Connell, provided the Compensation Committee with his assessment of the performance of the Company and the other named executive officers who were then employed, and made compensation recommendations for such other named executive officers. The Compensation Committee, however, makes all final decisions with respect to the compensation of the Chief Executive Officer and the other named executive officers. No named executive officer makes any decision or recommendation to the Compensation Committee on any element of his or her own compensation.

DIRECTOR MEETINGS AND BOARD COMMITTEES

Meetings

The Board held thirteen (13) meetings during the year ended December 31, 2020. The Board has determined that each Director other than Dr. Batra, the Company’s President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence” above. The Board meetings held in 2020 included sessions on annual operating plan; enterprise risk management; talent review, diversity, and succession; strategy; and innovation.

During 2020, all but one of the Company’s current Directors attended 100% of the meetings of the Board held during the period for which he or she was a Director, with one incumbent Director missing one meeting. During 2020, each of the Company’s current Directors attended at least 75% of the meetings of the committees on which he or she served. During 2020, the Audit Committee met eight (8) times, the Compensation Committee met eight times (8) and the Nominating and Corporate Governance Committee met six (6) times. In addition, during 2020, the Finance Committee met four (4) times and the Science and Technology Committee met two (2) times.

The Company encourages Director attendance at annual shareholder meetings but does not have a formal policy requiring attendance. All Directors attended the 2020 annual meeting of shareholders.

Audit Committee

The Audit Committee, which as of the date of the Annual Meeting, consists of Ms. Linda Baddour (Chair), Dr. Michael J. Berendt, and Mr. Gary E. Hendrickson, oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and provides oversight with respect to accounting and financial reporting and audit functions. The Audit Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee engages the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance.” Each member of the Audit Committee is independent under SEC rules and the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.” The Board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the SEC rules and has “accounting or related financial management expertise” within the meaning of New York Stock Exchange rules.

Compensation Committee

The Compensation Committee, which currently consists of Mr. Christopher A. Kuebler (Chair), Mr. Edward Conard, Mr. Gary E. Hendrickson, and Dr. Flemming Ornskov, approves the compensation of executive officers of the Company, makes recommendations to the Board with respect to Director compensation, and administers the Company’s incentive plans. The Compensation Committee’s charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance.” Each member of the Compensation Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

Finance Committee

The Finance Committee, which as of the date of the Annual Meeting, consists of Mr. Edward Conard (Chair), Ms. Linda Baddour, and Mr. Thomas P. Salice, oversees the Company’s financial activities and financial condition. Among other things, it reviews and makes recommendations to the Board with respect to financing plans and strategies, investment policies, and capital markets activities. Each member of the Finance Committee is independent under the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Flemming Ornskov (Chair) and Mr. Thomas P. Salice. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, consider any candidates suggested by the shareholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The Nominating and Corporate Governance Committee charter, which sets forth all of the Nominating and Corporate Governance Committee’s functions, is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance.” Each member of the Nominating and Corporate Governance Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

Science and Technology Committee

The Science and Technology Committee, which currently consists of Dr. Pearl S. Huang (Chair), Dr. Michael J. Berendt, and Mr. Christopher A. Kuebler, reviews current and emerging scientific technologies applicable to the Company’s business. Among other things, it reviews scientific technology strategies and potential investments both internally and externally and provides updates to the Board. Each member of the Science and Technology Committee is independent under the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

During 2020, the Audit Committee of the Board, in conjunction with management and PwC, the Company’s independent registered public accounting firm, focused on the following items:

1. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2. The appropriateness of Company financial reporting and accounting processes;

3. The independence and performance of the Company’s independent registered public accounting firm;

4. Company compliance with laws and regulations, including compliance with applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

5. Review of the Company’s independent registered public accounting firm’s quality control procedures.

The Company retains Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The Company’s compliance with Section 404 of the Act is managed primarily by the Company’s Vice President, Internal Audit and Chief Compliance Officer in conjunction with the Company’s chief financial officer (including its Interim Chief Financial Officer since January 1, 2021) and its Vice President, Corporate Finance and Corporate Controller. During 2020, the Audit Committee received regular and detailed briefings from the Company’s Vice President, Internal Audit and Chief Compliance Officer and PwC regarding the Company’s compliance with Section 404 of the Act. On February 22, 2021, the Company’s Vice President, Internal Audit and Chief Compliance Officer and PwC reported to the Audit Committee that no material weaknesses had been identified in the Company’s internal control over financial reporting as of December 31, 2020.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Audit Committee and the Audit Committee is advised as to any corporate governance developments which may warrant charter amendments. The charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance.” A discussion of the Audit Committee’s role in risk oversight can be found under the heading “— Risk Oversight — Board’s Role in Risk Oversight Generally” above.

As stated in its charter, the Audit Committee is tasked with, among other things, reviewing with management the Company’s guidelines and policies with respect to its approach to risk assessment and risk management. In addition, major financial risk exposures and means of monitoring and controlling these exposures, is to be discussed with management.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2020. The Audit Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the four members of the Audit Committee as of February 22, 2021 — Ms. Reed (Chair), Ms. Baddour, Dr. Berendt, and Mr. Hendrickson — is an “audit committee financial expert” as defined under the applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PwC, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PwC to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval a list of non-audit services that it recommends the Audit Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year and an estimated amount of fees associated with such services. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the estimated fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process and the actual expenditure of fees associated therewith as well as new non-audit services being requested for approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next Audit Committee meeting.

PwC and the Company ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Audit Committee hereby reports for the fiscal year ended December 31, 2020 that:

1. It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2020 with Company management;

2. It has reviewed and discussed with PwC those matters required to be communicated by PwC to the Audit committee, including under Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

3. It has received from PwC written disclosures and a letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence;

4. It has considered whether, and determined that, the provision of non-audit services to the Company by PwC as set forth below, was compatible with maintaining auditor independence; and

5. It has reviewed and discussed with PwC its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 22, 2021, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Ms. JoAnn A. Reed (Chair)            Ms. Linda Baddour            Dr. Michael Berendt            Mr.  Gary E. Hendrickson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Christopher A. Kuebler (Chair), Mr. Edward Conard, Mr. Gary E. Hendrickson, and Dr. Flemming Ornskov. During 2020, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board or its Compensation Committee and no executive officer of the Company served on the compensation committee or board of directors of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

HOW TO COMMUNICATE WITH US

The Board of Directors seeks input from a wide variety of shareholders and stakeholders to inform its work. We describe elsewhere in this Proxy Statement the Board’s and the Company’s shareholder engagement activities. We also enable communication via:

•	participating in our annual meeting;

•	calling our investor and customer service line at (508) 478-2000;

•	using our ethics reporting email ethics@waters.com or our internal audit email internal_audit@waters.com. Our internal audit function has a direct reporting line to us, the Board; or

•	participating in our various investor relations communications opportunities.

In addition, we enable shareholders and other interested parties to communicate with the Chairman or with the non-employee Directors, individually or as a group, by writing to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757. Any such communication should include the name and return address of the shareholder or other party, the specific Director or Directors to whom the contact is addressed, and the nature or subject matter of the contact. All communications will be sent directly to the appropriate Board member.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records, and accounts of the Company for the fiscal year ending December 31, 2020. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the shareholders for ratification at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

Fees

The aggregate fees for the fiscal years ended December 31, 2020 and 2019 billed by PwC were as follows:

	2020	2019

Audit Fees	$4,398,720	$4,406,969

Audit-Related Fees	60,540	70,073

Tax-Related Fees

Tax Compliance	620,277	965,472

Tax Planning	409,721	880,767

Total Tax-Related Fees	1,029,998	1,846,239

All Other Fees	900	900

Total	$5,490,158	$6,324,181

Audit Fees — consists of fees for the audit of the Company’s annual financial statements, statutory audits, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax-Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees including but not limited to, the impact of acquisitions, restructurings, and changes in regulations.

All Other Fees — consists of fees for all permissible services other than those reported above.

The Audit Committee pre-approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax-Related Fees,” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are more fully described in its report set forth in this Proxy Statement.

Required Vote and Recommendation of the Board of Directors

Approval of the proposal requires a majority of the votes cast in person or by Proxy by the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present, but will not be treated as votes cast with respect to the proposal and therefore will not have an effect on the determination of whether the proposal has been approved. Ratification by shareholders is not required. Brokerage firms may vote to ratify the appointment of PwC as it is a “discretionary” or “routine” item. If this Proposal 2 is not approved by the shareholders, the Audit Committee does not intend to change the appointment for fiscal year 2021 but will consider the shareholder vote in selecting an independent registered public accounting firm for fiscal year 2022.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the shareholders of Waters are entitled to cast a non-binding vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote is an advisory vote, only, and is not binding on Waters or the Board. Shareholders have elected to conduct this vote annually.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing and evaluating the Company’s executive compensation program and making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables following the Summary Compensation Table, we believe the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, and sound compensation governance principles, and with a focus on short- and long-term performance-based compensation.

Please refer to the section “— Compensation Discussion and Analysis” for a full description of our executive compensation practices and programs.

We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and in the Summary Compensation Table and subsequent tables is approved.”

Required Vote and Recommendation of the Board of Directors

Approval, on an advisory basis, of the proposal requires a majority of the votes cast in person or by Proxy by the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present, but will not be treated as votes cast with respect to the proposal and therefore will not have an effect on the determination of whether the proposal has been approved on an advisory basis. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION.

  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our Business

From the everyday consumer to scientists in the laboratory, we all rely on accurate information to make critical decisions. Waters Corporation is the world’s leading specialty measurement company focused on improving human health and well-being through the application of high-value analytical technologies and industry leading scientific expertise.

Our decisions and actions are guided by two simple words — Deliver Benefit. Our founder, Jim Waters, used these words to encapsulate the idea that we should positively impact our customers, employees, shareholders, and society at every opportunity.

Driven by that ethos for over sixty years, Waters has continually pioneered chromatography, mass spectrometry, and thermal analysis innovations. Whether it’s discovering new pharmaceuticals, assuring the safety of the world’s food and water supplies, or ensuring the integrity of a chemical entity in production, we are constantly working with our 40,000+ customers to change the world.

With a global workforce of over 7,400 employees, Waters operates in 35 countries, including 14 manufacturing facilities and with products available in more than 100 countries. Our diverse organization is well-positioned to Deliver Benefit through innovations that enhance human health and well-being.

Our Performance

When 2020 began, it was unclear what impact the rapidly evolving situation surrounding the COVID-19 pandemic would have on our business and, as we moved through 2020, the pandemic ended up significantly disrupting our business by decreasing the customer demand for our products and services, which resulted in our sales declining for the first half of 2020 versus the first half of 2019. This decline in sales started in China early in the first quarter of 2020 and subsequently moved throughout the rest of the world as governmental-imposed lockdowns and customer site closures were put in place.

During the pandemic, Waters enacted a comprehensive program to reduce our cost base and revise our capital deployment plans to better align our operations and investments with the near-term growth challenge. As a result of these actions, the gradual loosening of governmental-imposed restrictions, and our customers reopening their research laboratories and manufacturing facilities in the second half of 2020, we were able to deliver a strong second-half financial performance with our sales growing 7% on a GAAP basis.

Waters is committed to a highly disciplined and balanced approach with our capital deployment strategy in order to maximize value to shareholders. We follow a consistent approach, which we categorize into three priorities (1) balance sheet strength and flexibility, (2) investing for growth, and (3) returning capital to shareholders.

During the COVID-19 pandemic, Waters completed a 90-day cost savings program in an effort to maintain its balance sheet strength and flexibility. This short-term plan balanced investment in growth initiatives with prudent management of our spending in order to preserve jobs for the long term and ensure we were prepared to rebound quickly once the effects of the pandemic had subsided. As a result, we continued to see meaningful new product launches in 2020, which were highlighted by the launch of the ArcTM HPLC, our most important launch of a liquid chromatograph in many years. We also set the standard for performance for chromatographic analyses with our ACQUITYTM PREMIER columns, featuring MaxPeakTM High Performance Surface technology, designed to improve sample throughput, assay-to-assay reproducibility, and overall confidence in analytical results. Additionally, we are increasingly focused on investments in our commercial infrastructure, including investments in digital demand generation, additional sales representatives, and additional resources in our service organization.

Waters also continued its investment in its new precision chemistry technology and manufacturing center in Taunton, Massachusetts, which will create even greater strategic differentiation in our chemistry business through a “center of excellence” that will enable sustainable growth in customer demand, enhanced innovation capability, and ongoing operational efficiency gains.

Over the longer term, Waters has delivered value to shareholders. While our shareholders experienced modest returns in 2020, with our stock price up 6% for the year, for the three-, five- and ten-year periods ending on December 31, 2020, our stock yielded a 28%, 84% and 218% return on an investment made on December 31, 2017, December 31, 2015, or December 31, 2010, respectively.

The following graph compares the cumulative total return on $100 invested as of December 31, 2015 through December 31, 2020 in the Company’s common stock, the NYSE Market Index, the SIC Code 3826 Index, and the S&P 500 Index.

Our Named Executive Officers

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to our named executive officers for 2020. Our named executive officers (“NEOs”) for 2020 were as follows:

•	Dr. Udit Batra, Ph.D., President and CEO;

•	Sherry L. Buck, Former Senior Vice President and Chief Financial Officer (“CFO”);

•	Dr. Michael C. Harrington, Ph.D., Senior Vice President, Global Markets;

•	Ian S. King, Senior Vice President, Global Products;

•	Jonathan M. Pratt, Senior Vice President and President of TA Instruments; and

•	Christopher J. O’Connell, Former President and CEO;

On September 1, 2020, Dr. Batra was appointed President and CEO of the Company, replacing Mr. O’Connell, who transitioned from such position on that same date and served as a Senior Advisor until December 31, 2020. On December 31, 2020, Ms. Buck stepped down from her role as Senior Vice President and CFO, with Michael Silveira assuming the role of Interim CFO, effective January 1, 2021.

EXECUTIVE SUMMARY

2020 Pay Program

This year’s Summary Compensation Table reflects the challenges and changes faced by the Company in 2020. Our former President and CEO, Mr. O’Connell, took a 40% salary reduction for a three-month period in 2020 (April – July) and our other executive officers took a 30% salary reduction for the same period as part of the cost reduction initiatives made throughout the Company in response to the COVID-19 pandemic. As part of these cost reduction initiatives, the Company temporarily suspended the matching contribution to the Waters Employee Investment Plan (the “401(k) Plan”) and the Waters 401(k) Restoration Plan (the “401(k) Restoration Plan”) from May 2020 through the end of the year. The Company also reset the targets under the Company’s AIP, which is the Company’s bonus plan in which the named executive officers, other executives and key employees of the Company participate. These targets were originally set before the impact of the COVID-19 pandemic became apparent and became incapable of being met given the significant change in economic conditions created by the pandemic, especially in the beginning half of 2020, as discussed above. As part of the AIP reset, actual payouts under the plan would be reduced by 50% because the reset was made mid-year in order to drive second-half performance, which resulted in an overall payout cap of 100% of target payout for 2020 under the AIP. In the second half of the year, we welcomed a new President and CEO, Dr. Udit Batra, and our CFO, Sherry Buck, resigned from the Company, effective at the end of the year. Despite these short-term challenges and changes, our compensation philosophy and our commitment to pay-for-performance remain consistent.

2020 CEO Pay Program Design

The 2020 pay program is primarily equity-oriented and at-risk. As noted above, our current CEO, Dr. Batra, started in September 2020 and his annualized 2020 pay was approximately:

•	69% equity-based (RSUs and stock options)*

•	52% performance-based (target annual incentives and stock options)*

•	14% guaranteed cash (base salary)*

*Based on the grant date fair value of equity awards and determined by annualizing his base salary and target annual incentives as if he were employed for the full year.

Changes to the Executive Team

Waters had three significant changes in leadership in 2020 and into early 2021, as Dr. Batra succeeded Mr. O’Connell as President and CEO of the Company, effective September 1, 2020, Ms. Buck resigned from her role as Senior Vice President and Chief Financial Officer, effective December 31, 2020 and Mr. Silveira was appointed Interim Chief Financial Officer, effective January 1, 2021.

2020 Pay Program Outcomes

Although we delivered modest performance to shareholders in 2020, demonstrated through a total shareholder return (“TSR”) of 6%, 2020 was a challenging year for the Company. As discussed above, as difficult conditions around the globe materialized early in 2020 as a result of the COVID-19 pandemic, we remained cognizant of the ongoing variability we face in our end markets. Early in the year, it was evident that the original performance goals for our AIP were incapable of being met due to the ongoing impact of the COVID-19 pandemic on our business. To continue to maintain an annual bonus program that was tied to the achievement of performance goals that would serve as a meaningful incentive to our employees, the Compensation Committee reset the performance goals for our AIP around mid-year. The decision to reset AIP performance goals was based on three key factors:

•	We expected the second half of the year to be stronger than the first half of the year;

•

We believed that resetting performance goals would keep employees focused and motivated to drive second-half performance, aimed squarely on accelerating our growth, specifically for our new products; and

•

We decided that because the reset of performance goals was made mid-year, any potential payouts under the 2020 AIP would be reduced by 50%, thus any potential payouts would be capped at 100% of target payout.

The Company finished the year with a strong fourth quarter, with revenues for the fourth quarter up 10% on a GAAP basis and up 7% on a non-GAAP basis and net income for the fourth quarter up 9% as reported and up 11% on a non-GAAP basis, in each case, as compared to the fourth quarter of 2019. A reconciliation of our Generally Accepted Accounting Principles (GAAP) to Non-GAAP items can be found on our website. Based on these strong results, the named executive officers received a payout of 79% of their respective target payouts under the AIP based on corporate performance, before the individual modifier was applied, as further detailed below.

Our 2017-2020 LTI award, based on relative TSR, completed its three-year performance measurement period on December 31, 2020. Our performance over the period yielded a 26% payout on PSUs granted in December 2017. The Compensation Committee did not make any changes to any LTI awards or the performance goals under them in 2020. Further details on each of these programs, and their 2020 outcomes, are described below.

Shareholder Engagement and Changes in the 2020 Pay Program

As detailed further below, the Company engaged with shareholders in 2019 to discuss, among other topics, executive compensation program design. Following our say-on-pay vote support level of approximately 80% received in 2019, we sought to understand the shareholders’ viewpoints regarding our executive compensation program, and to understand changes that shareholders would appreciate in our executive compensation program. Executive compensation is also regularly discussed as part of our ongoing investor outreach. In 2019, management had specific discussions with certain shareholders regarding executive compensation design. The insight and views shared with us by these shareholders were considered as we made design changes to our 2020 incentive programs, which are summarized below. In 2020, approximately 86% of shares voted in favor of our say-on-pay proposal, which we believe reflects shareholders’ support of the changes made to our executive compensation program.

Adjustments for our 2020 compensation program include:

•	Long-Term Incentive (“LTI”) Program:

¡	Increased weighting of PSU grants to 50% of the overall annual LTI award, up from 30%

¡	Decreased weighting of stock options from 70% to 50% of the overall annual LTI award grant

¡	Introduced a new metric, three-year non-GAAP constant-currency revenue growth, with a weighting of 50% for PSUs granted beginning in 2020

¡	Retained relative TSR as a metric for PSUs but reduced the weighting of this metric to 50%

¡	Adjusted grant timing for annual LTI awards to executives to the first quarter of each year so we are able to incorporate full prior year performance in making compensation decisions

•	Annual Incentive Plan:

¡	Introduced a new metric, non-GAAP net income growth, weighted at 50%

¡	Increased the weighting of the non-GAAP constant-currency revenue growth metric to 50%

¡	Removed the non-GAAP earnings per share (“EPS”) growth metric

More details on these changes are available further in this proxy.

2020 EXECUTIVE COMPENSATION PROGRAM

2020 Compensation Program Reviews

In 2019, the Compensation Committee conducted a comprehensive review of our current incentive programs (both the AIP and the LTI program), which led to changes in the timing of the executive review process, as well as core program design changes, for 2020 as described above. The Compensation Committee historically granted LTI awards to our executives in December and did so in December 2018. During 2019, the Compensation Committee decided to change the timing of annual LTI awards to our executives and to move the grant dates to the beginning of each calendar year. This change allows the Compensation Committee to consider full prior-year results in making pay decisions and aligns the timing of executive performance review practices and grant timing with that of non-executive employees. As a result, annual LTI awards were not made in December 2019, but were instead made in February 2020. The timing of the approval for annual base salary increases was also changed from the December Compensation Committee to the February Compensation Committee meeting to consider full prior-year results in making pay decisions and to align with non-executive performance review practices of the Company.

In 2019, the Compensation Committee examined our current program design against peer companies and the broader market, focusing on the alignment of these programs to our business strategy and long-term value creation. The objectives of this review were primarily to:

•	Ensure incentive programs remain aligned with the creation of shareholder value

•	Create a greater link to revenue growth, a key strategic and operational imperative

•	Incorporate individual performance to enhance differentiation in compensation

•	Utilize performance metrics that reflect generators of shareholder value

•	Align pay outcomes with desired performance outcomes

•	Recognize innovation through emphasis on long-term revenue growth

•	Simplify the programs to improve motivational and retentive value

Changes to the annual incentive program, effective beginning in 2020, include changing a key performance metric from non-GAAP EPS to non-GAAP net income, adjusting the weighting of each performance metric, modifying the threshold and maximum performance levels as a percentage of target payout, and adding an individual modifier to distinguish an individual’s contribution to the overall results. Changes to the LTI program include increasing the weighting of PSUs from 30% to 50% of the overall LTI award value and adding a three-year non-GAAP constant-currency revenue growth metric to PSU grants in addition to the existing relative TSR metric. Stock options will continue to be utilized; however, they will generally represent 50% of the overall LTI award value, which has been reduced from our previous weighting of 70%. For purposes of this Compensation Discussion and Analysis, the value and weighting of LTI awards is determined based on the grant date fair value of the awards, assuming target performance for PSUs.

We believe our updated incentive programs, which were effective beginning in 2020, align with our business strategy and support our key priorities of growth and innovation, and that the combination of the revised annual incentive program and LTI program will keep the Company focused on short-term goals, while driving us to deliver sustained, long-term value creation to our shareholders. Please see the detailed description of the changes made to each incentive program in the respective sections below.

Pay Mix

Consistent with our performance-based compensation philosophy, variable, performance-based compensation comprises a substantial portion of the target total direct compensation (base salary, target annual incentive award, and grant date value of the LTI equity incentive awards) for our named executive officers. For 2020, we have included 2020 annualized base salary, 2020 annualized target annual incentive award and Dr. Batra’s September 2020 LTI awards in the CEO pay mix calculations in the charts below in order to present what we believe to fairly represent what target total direct compensation would have been if Dr. Batra had been employed for the full year. For all other NEOs (other than Mr. O’Connell), we have included target total direct compensation for 2020 (base salary, annual incentive award and grant date value of LTI awards). We have excluded Mr. O’Connell from these calculations because he was not serving as an executive officer at the end of 2020. Our 2020 performance-based compensation (target annual incentive award and grant date value of long-term equity incentives, as applicable and adjusted as described above) represented approximately 52% of the target total direct compensation for Dr. Batra and approximately 78% for all other named executive officers as a group (excluding Mr. O’Connell). The pay mix for Dr. Batra and all other named executive officers is relatively consistent with the Company’s industry peer group described below.

CEO Pay Mix (1)	NEO Pay Mix

(1)	The CEO pay mix includes the 2020 annualized base salary, 2020 annualized target annual incentive award and September 2020 LTI awards.

2020 Key Business Priorities and Connection to our Executive Compensation Program

The chart below illustrates the key performance metrics in our executive compensation program and how Waters performed against these metrics during 2020 (and 2019 and 2018, in the case of PSUs).

Key Business Priorities	Compensation Design	Performance Results and Corresponding Compensation
Sustainable shareholder value creation

Alignment with the long-term interests of our shareholders is achieved through our annual performance-based LTI program, which includes stock options that vest over a five-year period and PSUs that are earned and vest over a three-year performance period and are based on relative TSR. Beginning with the annual grant of PSUs made in 2017, the Company implemented a post-vesting holding requirement of two years for the CEO and one year for other executives.

The PSUs granted on December 5, 2017 vested in 2021 based on the achievement of the performance conditions stated in the award. The performance metric for these grants was 100% based on relative TSR over a three-year performance period ending on as of December 31, 2020, which was 24.19%, or in the 31st percentile of the S&P 500 Health Care Index over the three-year performance period. This level of achievement resulted in a payout of 26% of the target PSUs granted.

Organic revenue growth

Alignment with the Company’s strategy to drive organic revenue growth through the use of a non-GAAP constant-currency revenue growth metric under our AIP. This metric had a weighting of 50% in 2020.

Beginning in 2020, 50% of annual PSU grants will be eligible to be earned and vested based on non-GAAP constant-currency revenue growth over a three-year performance period.

In 2020, revenue reported on both a GAAP basis and non-GAAP basis declined 2% as compared to 2019, exceeding the adjusted target decline of 8%. While the pandemic significantly impacted our results in the first half of the year and for the full year, we had a strong second half performance that resulted in revenue increases of 7% and 5% on a GAAP basis and non-GAAP basis*, respectively, as compared to the second half of 2019.

Net income growth	Shareholder value is reinforced with a non-GAAP net income growth performance goal under the AIP. This non-GAAP net income metric had a weighting of 50% in 2020.

In 2020, net income declined 12% on a GAAP basis and 2020 non-GAAP net income declined 8% as compared to the prior year, exceeding the adjusted target decline of 22%. While the pandemic significantly impacted our results in the first half of the year and for the full year, we had a strong second half performance that resulted in net income increases of 2% and 4% on a GAAP basis and non-GAAP basis*, respectively, as compared to the second half of 2019.

*Use of Non-GAAP Financial Metrics in our Executive Compensation Program

The Company generally uses non-GAAP financial metrics to facilitate financial and operational decision-making, evaluate historical operating results, make comparisons to competitors’ operating results and determine management incentive compensation.

(1)

The Company believes that referring to comparable constant-currency revenue growth rates is a useful way to evaluate the underlying performance of the Company’s net revenue. Constant-currency revenue growth rate, a non-GAAP financial metric, measures the change in net revenue between current- and prior-year periods, without taking into account the impact of foreign currency exchange rates during the current period. In 2020, the impact of foreign currency exchange rates was minimal as the Company’s revenue declined by approximately 2% on both an as-reported basis and on a constant-currency basis.

(2)

The Company’s non-GAAP net income growth is based on net income reported in accordance with GAAP, but adjusted to exclude certain charges and credits that the Company considers not directly related to ongoing operations of the Company. In 2020, GAAP net income was adjusted to exclude purchased intangibles amortization, restructuring costs and certain other items, asset impairments, pension costs, litigation settlements, and certain income tax items.

A reconciliation of GAAP to non-GAAP net income can be found in the Form 8-K dated February 2, 2021 that contained the Company’s results of operations for the quarter and year ended December 31, 2020, which is on the Company’s website at http://www.waters.com under the caption “Investors.” Copies may be obtained, without charge, upon written request to the Company, c/o Senior Director, Investor Relations, at 34 Maple Street, Milford, MA 01757 or at investor_relations@waters.com.

Dr. Batra’s New Hire Compensation

Dr. Udit Batra was appointed to serve as the Company’s President and CEO effective September 1, 2020. Dr. Batra’s compensation was set by the Compensation Committee consistent with the Company’s executive compensation philosophy and after reviewing competitive market data provided by Pearl Meyer. The Company entered into an employment agreement with Dr. Batra that provides for an annual base salary of $1,000,000 and an annual target bonus opportunity of 125% of his annual base salary.

On September 1, 2020 Dr. Batra received an LTI award with a grant date value of approximately $5,000,000, approximately 50% which was delivered in stock options and approximately 50% of which was delivered in RSUs. These new hire LTI awards were intended to compensate Dr. Batra for a portion of the equity awards from his prior employer that he forfeited as a result of joining Waters. The new hire stock option grants vest 20% each year on the first five anniversaries of the date of grant and the RSU grants vest as to one-third of the awards each year on each of the first three anniversaries of the date of grant, generally subject to Dr. Batra’s continued employment through the applicable vesting date. For 2021, Dr. Batra received the same performance-based LTI vehicle mix as our other executives.

The employment agreement also provides that Dr. Batra will be entitled to reimbursement of up to $35,000 in legal and other professional advisor fees in connection with the negotiation of the agreement.

Under his employment agreement, if Dr. Batra’s employment is terminated by the Company other than for cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement), he will be entitled to receive the severance benefits described in the “— Payments Upon Termination or Change of Control” section of this Proxy Statement. The Company has also entered into a Change of Control/Severance Agreement with Dr. Batra, pursuant to which he will be entitled to certain benefits in connection with a termination without cause (as defined in this agreement) or for good reason (as defined in this agreement), as described in the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

SHAREHOLDER OUTREACH PROGRAM

Shareholder Outreach and Say-on-Pay

The Compensation Committee values the opinions of our shareholders and considers the outcome of our annual Say-on-Pay shareholder vote in determining the structure of our executive compensation program, as well as in making future compensation decisions. Waters has historically received annual support for our executive compensation program. Shares voted in favor of our executive compensation program in 2019 and 2020 were approximately 80% and 86%, respectively. The Compensation Committee has made changes to our executive compensation program over the past three years based in part on shareholder feedback, as described in further detail below.

Listening to Our Shareholders

Our shareholders continue to have favorable views of many of the aspects of our executive compensation program, including our emphasis on performance-based compensation and the strength of our performance goals. Our shareholders have also provided constructive feedback to the Company in certain areas of our executive compensation program. In 2019, the Company had discussions with interested shareholders regarding executive compensation design. The insight and views shared with us by these shareholders were considered as we made design changes to our 2020 incentive programs. Key changes made to our executive compensation program in response to shareholder feedback include:

•

A three-year non-GAAP constant-currency revenue growth metric will be used in addition to the relative TSR metric for PSU awards in 2020 as revenue growth is considered a strong indicator of sustained innovation;

•	PSUs were incorporated into our annual LTI grants beginning in 2017, and, beginning in 2020, the PSU weighting was increased from 30% to 50% of the total grant date value of annual LTI awards;

•	Annual LTI grants were generally re-sized around the market median;

•	Post-vesting holding periods were implemented for PSU awards beginning in 2017; and

•	All excise tax gross-up provisions were eliminated from existing agreements with named executive officers and we committed not to provide such gross-up provisions in the future.

COMPENSATION PHILOSOPHY, GOVERNANCE, AND PAY PRACTICES

Philosophy and Objectives of Waters’ Executive Compensation Program

Waters’ executive compensation program is intended to be both performance-based and market-competitive, with an emphasis on short- and long-term variable performance-based compensation. The objectives of the Company’s executive compensation program are as follows:

•	To focus senior executives on achieving financial and operating objectives that enhance long-term shareholder value;

•	To align the interests of senior executives with the Company’s shareholders; and

•	To attract and retain senior executive talent.

The Company’s executive compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. In conjunction with our philosophy of emphasizing performance-based compensation, base salaries are generally targeted at or below the market median (determined as described below), with actual base salaries varying based on the performance, tenure, experience, and contributions of the executive officer, and target annual incentive awards are positioned to be at or slightly above the market median, with annual performance targets based on challenging operational and financial goals. In the aggregate, these two annual compensation components provide a target total cash compensation opportunity that approximates the median of the market. We believe that the structure of our total annual cash compensation effectively aligns our executives’ interests with those of our shareholders’ by placing an appropriate emphasis on the achievement of annual financial and operating objectives. In order to continue this alignment, the Compensation Committee reset the performance goals under the AIP for 2020 to incentivize and drive performance despite the volatility created by the global COVID-19 pandemic.

For longer-term alignment of the interests of our executives and shareholders, the Company grants annual LTI awards to executives, generally consisting of stock options and PSUs. The Company also grants RSUs from time to time, generally in connection with promotions and for new hires. Stock options provide value to the executive only if the Company’s stock price increases over time and PSUs will only be earned and vest if the Company delivers a greater total shareholder return than a pre-established comparator group of companies over a three-year performance period. Beginning in 2020, 50% of the annual PSU grants will be eligible to be earned and vest only if the Company’s non-GAAP constant-currency revenue growth exceeds pre-established goals over a three-year performance period. The grant date value of annual LTI awards is generally targeted to be at the market median. The Compensation Committee, however, retains discretion to grant awards with grant date values either below or above the market median based on the executive’s performance, role, and grant size relative to other executives. RSUs generally vest over a three- to five-year period and encourage retention. Stock options and PSUs, which vest over a five-year period and three-year period, respectively, also serve as valuable retention tools. To further encourage retention, PSUs also have a two-year post-vesting hold requirement for the Chief Executive Officer position and a one-year post-vesting hold requirement for all other executives.

In addition to the philosophy and structure of the executive compensation program as described above, the Compensation Committee also considers, as appropriate, the compensation practices for all Waters employees in reviewing the compensation for named executive officers.

Compensation Governance and Pay Practices

Waters maintains strong pay and governance practices as outlined below. A full description of these policies and practices can be found in the discussion below in the section entitled “— Elements of Executive Compensation.”

What We Do	What We Don’t Do

● Post-vesting holding periods for PSU awards	● No executive perquisites

● Compensation recoupment policy for cash incentive awards	● No new or legacy excise tax gross-up provisions

● Market-competitive executive compensation levels	● No option repricing without shareholder consent

● Annual compensation risk assessment	● No ad-hoc discretionary or guaranteed annual cash bonus payments for named executive officers

● Anti-hedging policy

● Independent compensation consultant

● Double-trigger for accelerated equity vesting in connection with a change of control

● Robust director and executive officer stock ownership guidelines

●   Beginning in 2020, PSU awards make up 50% of the total grant date value of annual LTI awards and include a market-based component (relative TSR) and an internal performance metric (three-year non-GAAP constant-currency revenue growth)

Stock Ownership Guidelines

In order to closely align their interests with those of the Company’s shareholders, the Company has minimum stock ownership guidelines for our executive officers and non-employee Directors. These guidelines require the accumulation by anyone who holds the Chief Executive Officer position of common stock equal to five times his or her base salary over a three-year period and the accumulation by our other executive officers of common stock equal to two times their base salary over a five-year period. The stock ownership guidelines for non-employee Directors require the accumulation of a minimum of five times the annual cash Board retainer over a five-year period.

If an executive officer or Director shall become non-compliant with the guidelines, he or she will have a period of twelve months to regain compliance with the guidelines. If, after such twelve-month period, the executive officer or Director remains non-compliant, then 50% of the net after-tax profit from any subsequent stock option exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these stock ownership guidelines may be considered by the Nominating and Corporate Governance Committee. For purposes of these guidelines, in addition to any direct ownership of shares of common stock by an executive officer or Director, any shares of restricted stock and vested “in-the-money” stock options granted by the Company to such executives or Directors apply toward the satisfaction of the guidelines.

All of our currently employed named executive officers and current Directors have satisfied the requirements of the ownership guidelines, except for Dr. Batra, who joined the Company in September 2020, Mr. Pratt, who joined the Company in September 2019, and Dr. Huang, who was appointed to the Board in January 2021, who have until 2023, 2024 and 2026, respectively, to meet the requirements of the ownership guidelines.

Recoupment Policy

The Company has adopted a Recoupment Policy for cash incentive awards paid to current or former named executive officers under the Company’s AIP. Under this policy, if any executive officer engaged in misconduct that resulted in a restatement of financial results, the Board or an authorized committee, such as the Compensation Committee, if it is determined appropriate, could seek reimbursement of the portion of AIP awards impacted by the event. The Company will review and, as necessary, amend or replace the Recoupment Policy to be in full compliance with the Dodd-Frank Act when rules are adopted with respect to the Dodd-Frank Act’s compensation recoupment provisions.

COMPENSATION SETTING PROCESS

Competitive Market Assessment

Competitive market data is an important factor used by the Compensation Committee in determining the amount of each element of compensation for our named executive officers. The Compensation Committee utilizes Pearl Meyer to provide advice and analysis on the structure of our executive compensation program as well as competitive data on base salary, total cash compensation, and long-term incentives. Pearl Meyer prepares this competitive assessment annually for the Compensation Committee. The Compensation Committee reviews the total direct compensation of each named executive officer, which includes base salary, target annual incentive award and the grant date value of the LTI awards. The Compensation Committee also reviews each named executive officer’s total compensation to ensure that it contains an appropriate level of performance-based compensation and is designed to meet the overall objectives of our executive compensation program. The Compensation Committee considers a range of factors in determining the amount of each compensation element for each named executive officer. The range of factors includes Company performance, individual performance and experience, competitive market data, hiring and retention needs, scope of responsibility, and an individual’s potential for making future contributions to the Company.

Pearl Meyer and the Compensation Committee utilize a core industry peer group of 17 publicly traded companies in the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters.

The industry peer group used for 2020 executive compensation decisions was comprised of the following companies.

Agilent	Intuitive Surgical
Bio-Rad Laboratories	Mettler-Toledo
Bruker	Perkin Elmer
Cooper Companies	ResMed
Edwards Lifesciences	Roper Industries
FLIR Systems	STERIS
Hologic	Teleflex
IDEXX Laboratories	Varian Medical
Illumina

Each year, Pearl Meyer evaluates the peer group for its continued appropriateness for external executive compensation comparisons based on the primary selection criteria of similarity in industry, products and services, revenue, and market capitalization. At the time the peer group was originally selected, we targeted peers with both revenue and market capitalization ranging between 50% to 200% of Waters’ revenue and market capitalization.

The Compensation Committee monitors the peer group year to year to determine if changes are needed. The median revenue for the peer group for the four quarters ended prior to August 2019 was $2.9 billion and the median market capitalization for the peer group as of August 2019 was $16.1 billion. Waters’ revenue and market capitalization for the same period were $2.4 billion and $14.1 billion, both of which were within 20% of the peer group median. Based on this analysis, the Compensation Committee did not adjust our peer group for 2020.

Pearl Meyer and the Compensation Committee also utilized independent, globally recognized executive compensation published surveys. The Compensation Committee used this broad survey data in combination with the peer group data in evaluating our named executive officers’ compensation. The Compensation Committee does not rely upon data from any one individual company included in any of these surveys in making compensation decisions. Data from these surveys and/or the peer companies are combined to develop a primary market composite which is based on survey data and peer company data, which the Compensation Committee uses to compare our named executive officers’ compensation against the market.

ELEMENTS OF EXECUTIVE COMPENSATION

There are three primary elements of our executive compensation program: base salary, annual incentive awards, and LTI awards. Each element addresses specific objectives of the program and together they are intended to meet the overall philosophy and objectives of our executive compensation program as described above. The mix of short-term cash incentives and long-term equity incentives focuses executives on the achievement of annual and longer-term financial and operating objectives that drive long-term shareholder value. The Compensation Committee reviews the combined total of these three compensation elements (measured at target for annual and long-term incentives, as applicable), or total direct compensation, in order to appropriately position total direct compensation relative to both the market and the Company’s objectives. Although the amount of each element of compensation for each named executive officer differs based on position-specific market data, the critical nature of the executive’s position to the business, the executive’s level of contribution, and other individual factors, the overall structure and compensation elements utilized in 2020 are consistent for the CEO and all other named executive officers.

Compensation Element	Objective	Target Position to Market	2020 Market for Named Executive Officers (1)

Base Salary	To attract and retain senior executives and other key employees.	Generally targeted at or below the 50th percentile of the market. Actual individual salaries may vary based on an executive’s performance, tenure, experience and contributions.	The overall market position for base salaries in 2020 was at approximately the 50th percentile of the market.

Annual Incentive	To motivate senior executive officers to achieve challenging financial and operational goals as established by the Compensation Committee at the beginning of the fiscal year.

Target payouts at 100% achievement of performance goals are generally positioned at or slightly above the 50th percentile in order to achieve a target total cash opportunity (base salary plus target annual incentive) that approximates the 50th percentile of the market. Achievement of threshold performance goals is required for any payout.

Prior to the reset, the overall market position for total target cash opportunity (that is, the sum of base salary and target annual incentive) was at approximately the 55th percentile of the market.

Long-Term Performance- Based Equity Incentive Awards

To motivate senior executives and other key employees to contribute to the Company’s long-term growth of shareholder value and to align compensation with the growth in Waters’ stock price and achievement of the Company’s strategic growth goals. LTI awards are also designed to assist in the retention of senior executives and key employees.

		Equity compensation is targeted to be the 50th percentile of the market. Actual individual grants are determined based on the executive’s position, performance, tenure, experience and contributions.	Annual LTI awards granted in February 2020 were at approximately the 40th percentile of the market. In addition, LTI awards granted to Dr. Batra in connection with his hire in September 2020 were at approximately the 45th percentile of the market for annual LTI awards made to CEOs.

(1)

The 2020 market position described in the above table reflects the analysis completed by Pearl Meyer in the fourth quarter of 2019 based on the market composite data described above. The market position described in the table above includes the cash compensation comprised of base salary and target annual incentive bonus for each named executive officer for 2020, excluding Mr. O’Connell and annualized for Dr. Batra. The Compensation Committee granted annual LTI awards to executives in February 2020 and granted LTI awards to Dr. Batra in connection with his hire in September 2020. The market position described in the table above includes the annual LTI awards granted in February 2020 and Dr. Batra’s September 2020 LTI awards, but not the awards granted to Mr. O’Connell.

Base Salary

The base salaries for the CEO and other named executive officers are reviewed annually by the Compensation Committee. Consistent with the compensation practices established for all Company employees, the individual salaries for the CEO and named executive officers are determined based upon a combination of factors, including past individual performance and experience, Company performance, scope of responsibility, an individual’s potential for making contributions to future Company performance, and annual base salary increase guidelines. The Compensation Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

Assessment of Base Salary and Promotional Increases

In addition to considering the factors listed above, the Compensation Committee also considers the competitive market position of each named executive officer’s base salary. Prior to 2020, it had been the Company’s practice for base salary increases to be approved by the Compensation Committee at the end of the fiscal year with an effective date at the beginning of the next fiscal year, or January 1st of each year. Beginning in 2020, base salary increases will generally be approved by the Compensation Committee during the February Compensation Committee meeting to align with other performance review practices of the Company.

There were no increases in base salaries for our currently-employed NEOs for 2019 or 2020. The decision not to increase base salary was based primarily on below target performance with respect to the Company’s constant-currency revenue growth goals for 2018 and 2019 and an assessment of the market competitiveness of the NEO’s then-current base salary levels. The overall competitive market position for our currently-employed NEOs based on the Pearl Meyer analysis at the end of 2019 was at approximately the 50th percentile.

Annual Incentive

The Compensation Committee periodically reviews the Company’s annual incentive plan with Pearl Meyer. The objectives of this review are to consider the alignment of this plan with Waters’ compensation philosophy and emphasis on pay-for-performance and to review the performance metrics and goals utilized under the plan to ensure they provide the best ongoing motivators to execute our business strategy and create shareholder value.

2020 Annual Incentive Plan

In 2020, the Company re-named our annual incentive plan the AIP and made various changes to further align the Company’s short-term incentives with the Company’s business strategy.

The payouts under the 2020 AIP are based upon the achievement of non-GAAP constant-currency revenue growth goals (weighted 50%) and non-GAAP net income growth goals (weighted 50%). The Compensation Committee feels that shifting the weighting on constant-currency revenue growth from 25% in 2019 to 50% in 2020 will reinforce the Company’s belief that revenue growth drives our overall success and enables us to continue to invest in future growth and innovation. In addition, the Compensation Committee believes that the move from a non-GAAP EPS growth metric (previously weighted at 75%) to non-GAAP net income growth metric (weighted at 50%) will emphasize operational results and reflect the on-going operational efforts of the broader employee population.

Due to the shift from non-GAAP EPS growth to non-GAAP net income growth, the 2020 AIP does not include a minimum non-GAAP operating income growth goal before any payout can be achieved. The 2019 annual incentive plan included this minimum threshold level for non-GAAP operating income growth because the Compensation Committee believed that non-GAAP EPS growth could reflect events that did not accurately reflect on-going operations. The Compensation Committee believes that non-GAAP net income growth more directly aligns with operational results, and the minimum thresholds for each metric (non-GAAP constant-currency revenue and non-GAAP net income) will adequately govern the payouts under each metric.

In addition to the metric changes above, the threshold and maximum performance levels for our named executive officers, as a percentage of target payout, have been modified to increase the threshold payout from 25% to 50% of the named executive officer’s target annual bonus and reduce the maximum payout from 250% of the named executive officer’s target annual bonus to 200% of the target annual bonus. These modifications were made based on the Compensation Committee’s review of competitive market data provided by Pearl Meyer, as well as feedback from shareholders.

The new AIP also incorporates an individual modifier to its plan design, which will allow the Company to distinguish an individual’s contribution to the overall results achieved against the pre-established corporate performance goals, by increasing or decreasing an individual’s payout by up to 20%, while maintaining the specific, measurable objectives set forth in the annual operating plan. The individual modifier will permit the Compensation Committee to better recognize individual performance that contributed to our overall results (up to the maximum payout cap under the AIP).

Assessment of 2020 Annual Incentive Plan

Target annual incentive bonuses for each named executive officer under the AIP are based on a percentage of the executive’s base salary, as follows: Dr. Batra and Mr. O’Connell (125% of base salary); Ms. Buck, Dr. Harrington and Messrs. King and Pratt (75% of base salary), with actual bonuses determined based on performance against goals established by the Compensation Committee.

A summary of our 2020 AIP payout structure as a percentage of the named executive officer’s base salary, prior to the adjustments made to the AIP during 2020, is described in the table below.

2020 AIP Payout Structure as a Percent of Base Salary(1)
Name	Below Threshold Performance	Threshold Performance (0.5 x Target)	Target Performance (1.0 x Target)	Maximum Performance (2.0 x Target)

Dr. Udit Batra, Ph.D. (2)	0%	62.5%	125%	250%

Sherry L. Buck	0%	37.5%	75%	150%

Dr. Michael C. Harrington, Ph.D.	0%	37.5%	75%	150%

Ian S. King	0%	37.5%	75%	150%

Jonathan M. Pratt	0%	37.5%	75%	150%

Christopher J. O’Connell	0%	62.5%	125%	250%

(1)	Payouts are interpolated for performance between threshold, target and maximum levels.

(2)	Dr. Batra’s base salary was prorated from his start date on September 1, 2020. As a result, his annual incentive bonus opportunities for 2020 were also prorated.

For 2020, payouts under the AIP were based upon the achievement of a non-GAAP constant-currency revenue growth goal (weighted 50%) and a non-GAAP net income growth goal (weighted 50%). In order to receive a payout equal to 100% of the executive’s target annual bonus, the Company must achieve 100% of the performance goals established for the year. Threshold performance for either metric results in a payout equal to 50% of the named executive officer’s target annual bonus related to that metric. In 2020, the maximum payout opportunities were 200% of target. The Compensation Committee believes that this maximum payout opportunity is consistent with the Company’s philosophy to position total target cash compensation at the median of the market and to provide the opportunity for greater reward for overachievement of challenging performance goals. As discussed in detail below, the Compensation Committee establishes annual performance goals which are intended to be challenging but achievable if Company performance is strong.

In 2020, the Compensation Committee utilized non-GAAP constant-currency revenue growth and non-GAAP net income growth as performance metrics under the AIP for our named executive officers. Use of a non-GAAP constant-currency revenue growth goal supports the belief that revenue growth drives our overall success and enables us to continue to invest in future growth and innovation. The non-GAAP constant-currency revenue growth goals are based on revenue reported in accordance with GAAP but measures the change in net revenue between two periods, without taking into account the impact of foreign currency exchanges rates during the period. Use of a non-GAAP net income growth goal promotes executive team alignment, focuses the executive team on operational efficiencies and profitable growth, provides a long-term perspective among executives, and drives long-term shareholder value. The non-GAAP net income growth goals are based on net income reported in accordance with GAAP, but adjusted to exclude certain charges and credits, net of tax, including, but not limited to, purchased intangibles amortization, restructuring costs, asset impairments, pension costs, litigation settlements, and certain income tax items. The Company considers these items not directly related to ongoing operations and therefore excludes them from the performance goals set under the AIP. A reconciliation of GAAP to non-GAAP constant-currency revenue and net income can be found in the Form 8-K filed by Waters dated February 2, 2020 or the Company’s website.

As discussed previously, it became apparent that the impact of the global COVID-19 pandemic on the Company’s business would render the performance goals originally established under the 2020 AIP unachievable. As a result, the Compensation Committee made a decision to reset AIP performance goals mid-year and established new target performance goals for each of the AIP performance metrics based on the Company’s revised full-year forecasts. The Compensation Committee believes that resetting the target performance goals under the AIP was appropriate to continue to incentivize all AIP-eligible employees in the face of the extraordinary challenges resulting from the COVID-19 pandemic and to drive performance for the remainder of the year. The reset of the AIP occurred mid-year and was intended to incentivize employees to accelerate the second-half sales growth while measuring full-year performance of the Company and, as such, the Compensation Committee considered it appropriate to reduce any annual payout amounts under the AIP by 50%, resulting in an overall payout cap for 2020 bonuses of 100% of the target payout. The Compensation Committee made no other changes to the structure of the AIP, and the metrics, weightings, threshold and maximum payout levels and individual modifier are consistent with the original plan design for 2020.

The performance goals required for payout under the 2020 AIP are outlined in the table below.

2020 AIP Performance Targets and Achievement
2020 Performance Measures	Original Performance Targets				Reset Performance Targets				Actual Achievement
	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance

2020 non-GAAP revenue (decline) growth in constant currency over 2019	<2%	2%	5%	9%	<(11%)	(11%)	(8%)	8%	(2%)

2020 non-GAAP net income decline over 2019	<(4%)	(4%)	(3%)	1%	<(30%)	(30%)	(22%)	(4%)	(8%)

The target bonus opportunity, individual modifier earned, actual bonus achieved as a percentage of base salary and as a percentage of target bonus opportunity, and the actual bonus paid for 2020 are outlined in the table below.

2020 AIP Payouts
Name	Target Bonus Opportunity as a Percentage of Salary (1)	Payouts Under Original Performance Targets	Individual Modifier	Actual Bonus Achieved as a Percentage of Salary	Actual Bonus Achieved as a Percentage of Target Bonus Opportunity	Actual Bonus Payout

Dr. Udit Batra, Ph.D. (2)	125%	0%	120%	118%	94%	$394,036

Sherry L. Buck (3)	75%	-	-	-	-	-

Dr. Michael C. Harrington, Ph.D.	75%	0%	120%	71%	94%	$331,028

Ian S. King	75%	0%	100%	59%	79%	$253,458

Jonathan M. Pratt	75%	0%	100%	59%	79%	$250,511

Christopher J. O’Connell	125%	0%	100%	98%	79%	$928,364

(1)	As described above, the actual payouts were reduced by 50% as part of the AIP target reset approved by the Compensation Committee in 2020.

(2)	Dr. Batra’s base salary was prorated from his start date on September 1, 2020. As a result, his annual incentive bonus opportunity for 2020 was also prorated.

(3)	Ms. Buck resigned from the Company on December 31, 2020 and was not eligible to receive an AIP payout because the plan generally requires employment through the date of payment.

Long-Term Performance-Based Equity Incentive Awards

Multiple factors, considered collectively, are reviewed by the Compensation Committee in determining the overall equity value to award each named executive officer. These factors include competitive market data, dilution, share usage, stock compensation expense, the financial and operational performance of the Company, each named executive officer’s individual performance, and the value of equity grants both individually to each named executive officer and in the aggregate to all named executive officers. The Compensation Committee believes that it is important to provide meaningful reward and recognition opportunities to the named executive officers that are performance-based and deliver long-term value creation to our shareholders.

It has been the long-standing practice of the Compensation Committee to utilize non-qualified stock options to align the interests of our named executive officers and other senior executives with those of Waters’ shareholders. We continue to believe that stock options provide strong alignment between shareholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to shareholders following the grant date of the option. If our stock price does not appreciate, the executive will not realize any value with respect to the stock option.

In response to general feedback from our shareholders received through the Shareholder Outreach Program, the Compensation Committee added PSUs as an element of our LTI program starting in 2016. The Compensation Committee grants PSUs to provide an equity-based award tied to a performance goal other than absolute increase in stock price (which is the case with stock options). Our shareholders expressed the view in 2016 that relative TSR was an appropriate performance metric given that it directly correlates to Company and stock price performance, and the Compensation Committee also believed that it was an appropriate and effective metric to further tie compensation realized to performance. In addition, our PSU design was modified in 2020 so that 50% of the award would be tied to three-year non-GAAP constant-currency revenue growth as that would be a strong indicator of sustained innovation.

The Compensation Committee also grants RSUs from time to time, including to new hires and in connection with promotions. We believe that RSUs serve an important retention function and are appropriate for new hires and promotions in order to increase their stock ownership to align their interests with those of our shareholders.

Prior to 2020, the Compensation Committee generally awarded annual LTI awards for named executive officers at the Compensation Committee’s annual December meeting. In 2019, a decision was made to move the LTI award grants to the February Compensation Committee meeting, beginning in 2020, to align with the performance review practices of the Company and grants to non-executive employees. As a result of this change, our named executive officers were not granted annual LTI awards in 2019. Each of our NEOs (other than Dr. Batra) was granted annual LTI awards in February of 2020. Dr. Batra was granted LTI awards in connection with his hire in September 2020, as described in detail above.

Annual LTI grants in February 2020 were targeted at the market median for named executive officers. As part of the comprehensive incentive plan review conducted in 2019, the Compensation Committee sought to more closely align the LTI program with the Company’s business strategy and implemented the following changes for the February 2020 LTI award grants to our named executive officers:

•	Approximately 50% of the annual grant value is delivered in the form of stock options and 50% in the form of PSUs; and

•	Approximately 50% of the PSU grant value would be tied to relative TSR and 50% tied to three-year non-GAAP constant-currency revenue growth.

The three-year constant-currency revenue growth metric is a non-GAAP financial metric that measures the change in net revenue between two periods, without taking into account the impact of foreign currency exchanges rates during the period.

Non-qualified stock options generally vest 20% each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date. Non-qualified stock options have an exercise price equal to the closing price of Waters’ common stock on the grant date and have a ten-year term.

TSR-based PSUs, comprising 50% of the annual PSU awards (at target), will be eligible to vest based on the achievement of the Company’s TSR relative to the TSR of each company in the S&P 500 Health Care Index over a three-year performance period. The number of shares earned under the PSUs will be determined based on the relative TSR achieved as compared to TSR for the companies included in the S&P 500 Health Care Index, with straight line interpolation between these performance levels, as shown in the chart below.

TSR Percentile Rank	Applicable Payout Percent
= > 75th Percentile	200%

50th Percentile	100%
< = 25th Percentile	0%

If Waters’ TSR is negative, in no event will more than 100% of the target number of shares subject to an award be earned. Each earned and vested PSU will be settled by delivery of one share of our common stock. To further align the design of PSUs with the long-term interests of shareholders, the PSUs granted beginning on December 5, 2017 require a post-vesting holding period on the shares received (after payment of tax) in respect of earned PSUs, which is two years in the case of the CEO and one year in the case of the other named executive officers.

Revenue-based PSUs, comprising 50% of the annual PSU awards (at target), will be eligible to be earned and vest based on the achievement of a non-GAAP constant-currency compound annual growth rate goal over a three-year performance period. The threshold, target, and maximum performance goals will be established on the grant date and based on the Company’s long-term strategic plan as of that date. The number of shares earned under the PSUs will be determined based on the non-GAAP constant-currency growth rate achieved and can range from 0% of the target shares subject to the award if the minimum threshold growth rate is met, to 100% of the target shares subject to the award if the target growth rate is achieved, to a maximum of 200% of the target shares subject to the award if the maximum growth rate is achieved, with straight line interpolation between these performance levels. Competitive market data for long-term performance-based equity incentive awards is prepared for the Compensation Committee by Pearl Meyer. As noted above, the Compensation Committee uses this data as one of the factors in determining the size of the equity grant for each named executive officer.

2018-2020 PSU Performance Results

The PSUs granted on December 8, 2017 vested in 2021 upon the Compensation Committee’s determination of the achievement of the performance metric included in the award. The performance metric for these awards was 100% based on relative TSR for the performance period ending on December 31, 2020, which was 24.19%, or in the 31st percentile of the S&P 500 Health Care Index over the three-year performance period. This achievement resulted in a payout of 26% of the target PSUs granted.

Perquisites and Benefits

The Company generally does not offer any perquisites for the benefit of our named executive officers.

The named executive officers are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the 401(k) Plan, the Employee Stock Purchase Plan and health and insurance plans. The named executive officers are also eligible to participate in the 401(k) Restoration Plan that is available to all employees who meet certain minimum earnings eligibility criteria. This plan is described more fully in the narrative that accompanies the Non-Qualified Deferred Compensation table in this Proxy Statement.

Severance and Change of Control Arrangements

The Company provides severance protection to each of Drs. Batra and Harrington and Messrs. King and Pratt pursuant to a Change of Control/Severance Agreement in the event that his employment is terminated by the Company without cause or he resigns for good reason in connection with a change of control. Our severance and change of control protections are designed to ensure continuity of executive leadership in the event of a change of control of the Company and to ensure the ability of executives to evaluate a potential change of control in the best interests of the Company and shareholders. For a description of the severance and change of control protections in our named executive officers’ Change of Control/Severance Agreements, please see the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

The Company also provides Dr. Batra with certain severance protections pursuant to his employment agreement in the event his employment is terminated by the Company other than for cause or if he resigns for good reason outside of the change of control context, as described below in the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

In connection with Mr. O’Connell’s termination, he received the termination payments and benefits contemplated by his employment agreement with the Company, together with an extension of the period in which he could exercise certain outstanding vested stock options from 30 days to one-year post-termination. See the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

Tax Implications

Section 162(m) of the Internal Revenue Code generally limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and certain other named executive officers in excess of $1 million. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for Waters’ success and meets the other objectives described above. Consequently, the Compensation Committee has and will continue to pay compensation that is not tax deductible, in whole or in part, or is otherwise limited as to tax deductibility.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Christopher A. Kuebler (Chair)    Edward Conard    Gary E. Hendrickson    Dr. Flemming Ornskov, M.D., M.P.H.

EXECUTIVE COMPENSATION TABLES

The table below summarizes the compensation of our named executive officers for the years ended December 31, 2020 and, if applicable, 2019 and 2018. Compensation is not included in the table below for Dr. Batra for the years prior to his hire in 2020, for Mr. Pratt for the years prior to his hire in 2019, or for Mr. King for the years 2019 and 2018 because he was not a named executive officer for such years, or for any of our named executive officers for any portion of a year during which they were not employed by us.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
		(b)	(c)	(d)	(e)	(f)	(g)
Dr. Udit Batra, Ph.D. President and Chief Executive Officer (a)	2020	$284,615	$2,499,928	$2,499,938	$394,036	$35,000	$5,713,517
Sherry L. Buck Former Senior Vice President and Chief Financial Officer	2020	$500,194	$694,969	$828,489	—	$12,013	$2,035,665
	2019	$540,750	—	—	—	$18,474	$559,224
	2018	$540,144	$479,915	$1,119,981	$466,275	$19,437	$2,625,752
Dr. Michael C. Harrington, Ph.D. Senior Vice President, Global Markets	2020	$432,900	$556,058	$662,779	$331,028	$10,638	$1,993,403
	2019	$468,000	—	—	—	$53,967	$521,967
	2018	$467,308	$449,968	$1,049,955	$403,545	$48,627	$2,419,403
Ian S. King Senior Vice President, Global Products	2020	$397,750	$602,431	$717,974	$253,458	$9,774	$1,981,387
Jonathan M. Pratt Senior Vice President and President of TA Instruments	2020	$393,125	$463,313	$552,326	$250,511	$9,661	$1,668,936
	2019	$120,962	$249,968	$252,941	—	$292	$624,163
Christopher J. O’Connell Former President and Chief Executive Officer (a)	2020	$850,500	$2,286,004	$3,848,179	$928,364	$4,319,459	$12,232,506
	2019	$945,000	—	—	—	$139,859	$1,084,859
	2018	$943,269	$1,649,946	$3,849,939	$1,358,083	$456,984	$8,258,221

(a)

Dr. Batra commenced employment with us on September 1, 2020 and Mr. O’Connell terminated employment with us on December 31, 2020. Neither Dr. Batra nor Mr. O’Connell received additional compensation for their respective services as a director in 2020, 2019, or 2018.

(b)

Reflects the base salary earned by the named executive officers during 2020 and, if applicable, 2019 and 2018. As described in the Compensation Discussion & Analysis section above, our named executive officers who were employed in April 2020 took a salary reduction until July 2020 in response to the COVID-19 pandemic.

(c)

Reflects the aggregate grant date fair value of PSUs and/or RSUs granted to the named executive officer in the applicable year, in each case, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. As noted above, no equity awards were made to the named executive officers during 2019 because of a shift in the timing of annual equity award grants made by the Compensation Committee. The grant date fair value of the PSUs that are eligible to be earned based on relative TSR was determined based on a Monte Carlo simulation model and was determined based on the probable outcome of the performance conditions associated with such portion of the award. The grant date fair value of the PSUs that are eligible to be earned based on three-year non-GAAP constant-currency revenue growth and the RSUs was determined by multiplying the number of shares subject to the award (at target for the PSUs) by the closing price of Waters’ common stock on the date the award was granted. The assumptions used to calculate all of the foregoing amounts are disclosed in Note 14 to the Waters Annual Report on Form 10-K for the years ended December 31, 2020, 2019 and 2018, as applicable. The aggregate grant date fair value of the PSUs granted during 2020, assuming achievement of the highest level of performance, was $1,389,938 for Ms. Buck, $1,112,116 for Dr. Harrington, $1,204,862 for Mr. King, $926,626 for Mr. Pratt, and

$4,572,008 for Mr. O’Connell. The aggregate grant date fair value of the PSUs granted during 2018, assuming achievement of the highest level of performance, was $1,139,450 for Ms. Buck, $1,068,348 for Dr. Harrington and $3,893,572 for Mr. O’Connell.

(d)

Reflects the aggregate grant date fair value of non-qualified stock options granted to the named executive officer in the applicable year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in Note 14 to the Waters Annual Report on Form 10-K for the years ended December 31, 2020, 2019, and 2018, as applicable. In the case of Dr. Batra, the grant date fair value of the stock option award in 2020 includes his sign-on award granted on September 1, 2020 at a closing price of the Company’s common stock on the grant date of $212.02. The closing price of the Company’s common stock on February 12, 2020, the dates that stock options were granted to Ms. Buck, Dr. Harrington, and Messrs. King, Pratt and O’Connell, was $224.37. In the case of Mr. O’Connell, the amount includes the February 2020 stock option grant, as noted previously, and the incremental fair value, computed in accordance with FASB ASC Topic 718, of the outstanding vested stock options granted in 2017 and 2018 for which the post-termination of employment exercise period was extended from 30 days (per the terms of the award agreements) to one-year under his transition and separation agreement entered into in 2020. In the case of Mr. Pratt, the grant date fair value of the stock option award in 2019 includes his sign-on award granted on October 10, 2019 at a closing price of the Company’s common stock on the grant date of $211.30. The closing price of the Company’s common stock on December 10, 2018, the dates that stock options were granted to Ms. Buck, Dr. Harrington, and Mr. O’Connell in 2018, was $189.54.

(e)	Reflects the annual incentive compensation earned in 2020 and, if applicable, 2019 and 2018 under the Company’s annual bonus program for the respective year.

(f)

Reflects the matching contribution made for the benefit of each named executive officer under the Waters 401(k) Restoration Plan, a non-qualified retirement plan, and our 401(k) Plan, a qualified retirement plan, for 2020, 2019, and 2018, as applicable, and the dollar amount of group term life insurance premiums paid by the Company on behalf of each named executive officer during 2019 and 2018, as applicable. In addition, the amounts for Dr. Batra include reimbursements for legal and other professional advisor fees in connection with the negotiation of his employment offer and the amounts for Ms. Buck and Mr. O’Connell include reimbursements for their respective relocations to Massachusetts. In accordance with Mr. O’Connell’s transition and severance agreement, the Company accrued certain severance benefits and payments payable as of December 31, 2020. A summary of these amounts, including the reimbursement for taxes related to relocation expenses is provided in the chart below:

Named Executive Officer	Matching Contributions 401(k) Restoration Plan and 401(k) Plan			Company Paid Group Term Life Insurance Premiums			Professional Fee Reimbursements and Relocation Benefits			Severance
	2020	2019	2018	2020	2019	2018	2020	2019	2018	2020
Dr. Udit Batra, Ph.D.	—	—	—	—	—	—	$35,000	—	—	—
Sherry L. Buck	$12,013	$16,800	$16,500	—	$1,674	$1,440	—	—	$1,497	—
Dr. Michael C. Harrington, Ph.D.	$10,638	$52,293	$47,187	—	$1,674	$1,440	—	—	—	—
Ian S. King	$9,774	—	—	—	—	—	—	—	—	—
Jonathan M. Pratt	$9,661	—	—	—	$292	—	—	—	—	—
Christopher J. O’Connell	$16,200	$138,185	$192,492	—	$1,674	$1,440	—	—	$263,052	$4,303,259

(g)

Reflects the total of compensation elements reported in columns (b) through (f) for 2020 and, if applicable, 2019 and 2018. The table below sets forth the range of potential payouts under the AIP and the grants of stock options, RSUs, and PSUs made to the named executive officers in the last fiscal year.

Grants of Plan-Based Awards
Name	Award	Grant Date	Date of Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
				(b)	(b)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)
Dr. Udit Batra, Ph.D. (a)	Stock Option	9/1/2020	6/29/2020	—	—	—	—	—	—	—	35,077	$212.02	$2,499,938
	RSU	9/1/2020	6/29/2020	—	—	—	—	—	—	11,791	—	—	$2,499,928
	AIP	—	—	$167,123	$417,808	$835,616	—	—	—		—	—
Sherry L. Buck	Stock Option	2/12/2020	2/12/2020	—	—	—	—	—	—	—	13,419	$224.37	$828,489
	PSU	2/12/2020	2/12/2020	—	—	—	1,671	3,342	6,684	—	—	—	$694,969
	AIP	—	—	$162,225	$405,563	$811,126	—	—	—		—	—
Dr. Michael C. Harrington, Ph.D.	Stock Option	2/12/2020	2/12/2020	—	—	—	—	—	—	—	10,735	$224.37	$662,779
	PSU	2/12/2020	2/12/2020	—	—	—	1,337	2,674	5,348	—	—	—	$556,058
	AIP	—	—	$140,400	$351,000	$702,000	—	—	—		—	—
Ian S. King	Stock Option	2/12/2020	2/12/2020	—	—	—	—	—	—	—	11,629	$224.37	$717,974
	PSU	2/12/2020	2/12/2020	—	—	—	1,448	2,897	5,794	—	—	—	$602,431
	AIP	—	—	$129,000	$322,500	$645,000	—	—	—		—	—
Jonathan M. Pratt	Stock Option	2/12/2020	2/12/2020	—	—	—	—	—	—	—	8,946	$224.37	$552,326
	PSU	2/12/2020	2/12/2020	—	—	—	1,114	2,228	4,456	—	—	—	$463,313
	AIP	—	—	$127,500	$318,750	$637,500	—	—	—		—	—
Christopher J. O’Connell	Stock Option	2/12/2020	2/12/2020	—	—	—	—	—	—	—	44,730	$224.37	$2,761,630
	PSU	2/12/2020	2/12/2020	—	—	—	5,571	11,142	22,284	—	—	—	$2,286,004
	AIP	—	—	$472,500	$1,181,250	$2,362,500	—	—	—		—	—
	Stock Option(h)	12/5/2017 & 12/10/2018	12/5/2017 & 12/10/2018										$1,086,549

(a)	Dr. Batra’s AIP payout opportunities were prorated based on his start date on September 1, 2020.

(b)

Reflects the range of potential payouts under the Company’s AIP for threshold, target and maximum performance for 2020. The amount listed in the threshold column is equal to the threshold level payout based on the achievement of Company performance goals, reduced by 20% for the modifier based on individual performance. The amount listed in the maximum column is equal to the maximum payout based on the achievement of Company and individual performance goals (200% of target). For a description of the AIP, please refer to the section titled “— Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive” above. Amounts do not take into account the reduction in target bonus approved as part of the reset of performance goals under the AIP in 2020, as described in such section.

(c)

Reflects the number of PSUs granted by the Compensation Committee under the Company’s 2012 Equity Incentive Plan on February 12, 2020 to Ms. Buck, Dr. Harrington, and Messrs. King, Pratt and O’Connell. The PSU grants for 2020 are eligible to be earned based 50% on relative TSR and 50% on three-year non-GAAP constant-currency revenue growth. The PSUs based on relative TSR are earned if the Company’s TSR meets or exceeds a specified level of TSR relative to the TSR for the companies included in the S&P 500 Health Care Index over a three-year performance period, generally subject to continued employment through the vesting date of the award. Amounts in the threshold column with respect to the

PSUs based on relative TSR reflect the number of PSUs that would be earned if threshold performance were achieved (a TSR percentile rank above the 25th percentile), amounts in the target column (100% of the target award) reflect the number of PSUs that would be earned if target performance were achieved (a TSR percentile rank of 50th percentile), and amounts in the maximum column (200% of the target award) reflect the number of PSUs that would be earned if maximum performance were achieved (a TSR percentile rank of 75th percentile or greater). The PSUs based on three-year non-GAAP constant-currency revenue growth are earned if the Company’s three-year compound annual growth rate meets or exceeds a specified level, generally subject to continued employment through the vesting date of the award. The number of PSUs earned under both metrics are interpolated between threshold, target, and maximum performance levels.

(d)

Reflects the number of RSUs granted by the Compensation Committee on September 1, 2020 to Dr. Batra upon the commencement of his employment, which vest as to one-third of the award each year on the first three anniversaries of the date of grant, generally subject to Dr. Batra’s continued employment through the applicable vesting date.

(e)

Reflects the number of non-qualified stock options granted by the Compensation Committee on September 1, 2020 to Dr. Batra upon the commencement of his employment, and on February 12, 2020 to Ms. Buck, Dr. Harrington, and Messrs. King, Pratt, and O’Connell. The stock options granted in 2020 vest 20% each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date.

(f)	Reflects the closing price of a share of our common stock on the grant date of the stock option.

(g)

Amounts shown in this column, with respect to non-qualified stock options granted in 2020, reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts shown in this column, with respect to PSUs that are eligible to be earned based on relative TSR was determined based on a Monte Carlo simulation model and were determined based on the probable outcome of the performance conditions associated with such portion of the award. The grant date fair value of the PSUs that are eligible to be earned based on three-year non-GAAP constant-currency revenue growth was determined by multiplying the number of shares subject to the award by the closing price of Waters’ common stock on the date the award was granted. Assuming the maximum level of performance is achieved, the aggregate grant date fair value of the PSUs granted in 2020 is $1,389,938 for Ms. Buck, $1,112,116 for Dr. Harrington, $1,204,862 for Mr. King, $926,626 for Mr. Pratt, and $4,572,008 for Mr. O’Connell. The assumptions used to calculate these amounts are disclosed in Note 14 to the Waters Annual Report on Form 10-K for the year ended December 31, 2020.

(h)

Reflects the incremental fair value, computed in accordance with FASB ASC Topic 718, of the modification to Mr. O’Connell’s stock options to extend the post-termination of employment exercise period from 30 days to one year.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

Dr. Batra and Mr. Pratt are parties to an employment agreement or offer letter with us. Pursuant to Dr. Batra’s employment agreement, which was entered into in connection with his commencement of employment with us on September 1, 2020, he is entitled to an initial base salary of $1,000,000 and is entitled to a target annual incentive bonus equal to 125% of his base salary. Dr. Batra is also entitled to participate in our employee benefit plans.

Mr. Pratt entered into an offer letter with us in August 2019 in connection with his commencement of employment, which entitles him to an initial annual base salary of $425,000 and a target annual incentive bonus equal to 75% of his base salary. Mr. Pratt is also entitled to participate in our employee benefit plans and to receive relocation assistance in connection with his relocation to within a reasonable commuting distance of the Company’s headquarters.

The severance payments and benefits to which each of our currently employed named executive officers are entitled, and the severance payments and benefits provided to Mr. O’Connell in connection with his termination of employment, are described under the “— Payments Upon Termination or Change of Control” section of this Proxy Statement. Ms. Buck did not receive any severance payments or benefits in connection with her termination of employment on December 31, 2020.

Each of our named executive officers was eligible to participate in the Company’s AIP for 2020.

Drs. Batra and Harrington, and Messrs. King, Pratt, and O’Connell and Ms. Buck were each granted non-qualified stock options in 2020. The non-qualified stock option awards listed in the Grants of Plan-Based Awards Table vest 20% each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date, have a ten-year term, and have an exercise price equal to the closing market price of the Company’s common stock on the date of grant. Ms. Buck, Dr. Harrington, and Messrs. King, Pratt, and O’Connell were each granted PSUs in 2020. The PSUs listed in the Grants of Plan-Based Awards Table may be earned based on either the Company’s TSR relative to the TSR for the companies included in the S&P 500 Health Care Index over a three-year performance period or the Company’s three-year non-GAAP constant-currency revenue growth rate. The PSUs, to the extent earned, vest after the end of the three-year performance period, generally subject to continued employment through the vesting date of the award. The maximum payout for PSUs is 200% of target. Beginning with the annual grant of PSUs made in 2017, the Company implemented a post-vesting holding requirement of two years for the CEO and one year for other executive officers. Dr. Batra received a grant of RSUs on September 1, 2020 in connection with the commencement of his employment. These RSUs vest as to one-third each year on the first three anniversaries of the date of grant, generally subject to his continued employment through the applicable vesting date. Mr. O’Connell and Ms. Buck forfeited all equity grants made to them in 2020 in connection with the end of their employment.

The table below sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End 2020
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(a)	(a)		(a)			(b)	(b)
Dr. Udit Batra, Ph.D.	—	35,077	$212.02	9/1/2030	11,791(c)	$2,917,329(c)	—	—

Sherry L. Buck	12,036	—	$194.26	12/5/2027	—	—	—	—
	7,286	—	$189.54	12/10/2028	—	—	—	—

Dr. Michael C. Harrington, Ph.D.	5,254	—	$128.93	12/9/2025	—	—	—	—
	2,624	2,624	$117.68	2/10/2026	—	—	—	—
	4,509	4,508	$139.51	12/9/2026	—	—	—	—
	10,833	7,222	$194.26	12/5/2027	541(d)	$133,854(d)	—	—
	6,831	10,247	$189.54	12/10/2028	—	—	2,374	$587,375
	—	10,735	$224.37	2/12/2030	—	—	2,674	$661,601

Outstanding Equity Awards at Fiscal Year-End 2020
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable -	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ian S. King	19,000	—	$113.36	12/11/2024	—	—	—	—
	17,825	—	$128.93	12/9/2025	—	—	—	—
	10,495	2,624	$117.68	2/10/2026	—	—	—	—
	15,029	3,758	$139.51	12/9/2026	—	—	—	—
	3,960	2,640	$180.22	8/17/2027	—	—	—	—
	9,628	6,420	$194.26	12/5/2027	481(d)	$119,009(d)	—	—
	5,920	8,881	$189.54	12/10/2028	—	—	2,057	$508,943
	—	11,629	$224.37	2/12/2030	—	—	2,897	$716,776
Jonathan M. Pratt	847	3,392	$211.30	10/10/2029	947(c)	$234,307(c)	—	—
	—	8,946	$224.37	2/12/2030	—	—	2,228	$551,252
Christopher J. O’Connell	12,120	—	$128.93	12/9/2025	—	—	—	—
	18,787	—	$139.51	12/9/2026	—	—	—	—
	44,134	—	$194.26	12/5/2027	—	—	—	—
	25,048	—	$189.54	12/10/2028	—	—	—	—

(a)

The expiration date for all non-qualified stock option grants is ten years from the date of grant. All non-qualified stock options vest 20% per year on each of the first, second, third, fourth and fifth anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date.

(b)

PSUs that vest upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award following the end of the three-year performance period on December 31, 2021 (for PSUs granted on December 10, 2018) and December 31, 2022 (for PSUs granted on February 12, 2020), generally subject to continued employment through that date. Amounts included in these columns are the number of PSUs that would be earned based upon target performance for PSUs granted on December 10, 2018 and February 12, 2020, in each case, as well as their value based on the earned PSUs multiplied by $247.42, which is the closing price of Waters common stock on December 31, 2020.

(c)

RSUs granted on September 1, 2020 to Dr. Batra vest as to one-third of the RSUs on each of the first, second and third anniversaries of the date of grant and those granted to Mr. Pratt on October 10, 2020 vest 20% per year on each of the first five anniversaries of the date of grant. RSU grants are generally subject to continued employment through the applicable vesting date. Dollar amounts included in the column have been determined by multiplying the number of outstanding RSUs by $247.42, which was the closing price of Waters common stock on December 31, 2020.

(d)

PSUs that vested in February 2021 based on the achievement of the performance conditions stated in the award with respect to the three-year performance period ending on December 31, 2020. The amounts included are the number of PSUs that were earned based upon performance (26% of target), as well as their value determined by multiplying the number of earned PSUs by $247.42, which is the closing price of Waters common stock on December 31, 2020.

The table below sets forth certain information regarding stock option awards exercised by, and shares of our common stock delivered upon vesting of PSUs and RSUs to, our named executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2020
	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
		(a)		(b)

Dr. Udit Batra, Ph.D.	—	—	—	—

Sherry L. Buck	17,499	$1,397,824	3,973	$834,252

Dr. Michael C. Harrington, Ph.D.	24,381	$2,060,890	3,250	$658,775

Ian S. King	12,000	$1,442,812	2,709	$549,114

Jonathan M. Pratt	—	—	236	$47,703

Christopher J. O’Connell	257,664	$27,273,668	13,547	$2,745,977

(a)	Equals the Company’s stock price on the exercise date, minus the per share exercise price of the non-qualified stock option, multiplied by the number of shares acquired on exercise.

(b)	Equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.

The table below summarizes non-qualified deferred compensation plan benefits in the last fiscal year for our named executive officers.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

	(a)	(b)	(c)		(d)

Dr. Udit Batra, Ph.D.	—	—	—	—	—

Sherry L. Buck	—	—	—	—	—

Dr. Michael C. Harrington, Ph.D.	$108,225	—	$446,557	—	$2,547,394

Ian S. King	—	—	$706,817	—	$2,862,584

Jonathan M. Pratt	$39,312	—	$7,670	—	$46,982

Christopher J. O’Connell	—	—	$393,390	—	$2,656,717

(a)	Amounts in this column are also reported as salary (column (b)) in the Summary Compensation Table.

(b)

Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under the All Other Compensation column (column (f)) in the Summary Compensation Table.

(c)

Amounts reported in this column reflect participant-directed earnings in investment vehicles that are consistent with those offered under the qualified 401(k) Plan, with the exception of Waters common stock, the self-directed Brokeragelink Option, and the Fidelity Managed Income Portfolio. These amounts are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(d)

The aggregate balance amounts under the 401(k) Restoration Plan include deferrals made for prior years. For individuals who were named executive officers in the years in which the deferrals were made, the amount of the deferred compensation was included in such individuals’ compensation as reported in the Summary Compensation Table included in the proxy statement for the applicable year.

All non-qualified deferred compensation contributions made by the named executive officers, or by the Company on behalf of the named executive officers, are made under the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain executives and highly compensated employees to defer salary, commissions, and bonus payments to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($19,500 in 2020, or $26,000 if age 50 or older). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the Internal Revenue Service limits on compensation for such plan ($285,000 in 2020) did not apply. Upon termination of employment or retirement from the Company, account balances are distributed according to the payment option and form of payment (e.g., lump sum or installment payments) elected by the participant at time of deferral. In connection with Mr. O’Connell’s termination of employment as of December 31, 2021, the balance of his 401(k) Restoration Plan account will be distributed to him according to his distribution elections and applicable tax rules.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Severance-Related Compensation for NEOs Departing During 2020

As described above, Mr. O’Connell transitioned from his position as President and CEO of the Company on September 1, 2020 and served as a Senior Advisor until December 31, 2020. We were party to an employment agreement with Mr. O’Connell and his termination of employment was treated as a termination by Waters without cause for purposes of such agreement, which entitled Mr. O’Connell to certain severance benefits and payments under that agreement.

In connection with his termination, we entered into a transition and separation agreement with Mr. O’Connell. The terms of this agreement are consistent with the separation payments and benefits provided for in his employment agreement. Furthermore, all unvested equity awards as of December 31, 2020 were forfeited in accordance with the terms and conditions of the governing plan and award agreements. Accordingly, Mr. O’Connell received the following severance payments and benefits in connection with his termination:

•

Annual incentive award under the 2020 AIP plan based on actual full-year performance payable, and reduced by 50% consistent with the terms of the AIP reset for all employees, payable to him when such bonuses are paid to active employees.

•

Cash severance equal to two times the sum of (a) his annual base salary for calendar year 2020 and (b) his target annual incentive compensation opportunity for calendar year 2020, with such amount being payable in accordance with the Company’s regular payroll practices over a period of 24 months.

•

An amount equal to the amount the Company would have paid for premiums for 24 months of continued insurance benefit coverage (life, accident, health, and dental) payable in cash in a lump sum in January 2021.

•

All vested equity awards as of December 31, 2020 will be governed by the terms and conditions of the governing plan and award agreements, with the exception that vested stock options with the grant dates of December 5, 2017 and December 10, 2018 shall remain outstanding and exercisable until December 31, 2021.

Mr. O’Connell’s obligations under the transition and separation agreement include:

•	Our receipt of release claims against Waters;

•	Confidentiality obligations; and

•	A two-year non-compete obligation.

The amounts provided in the table below for Mr. O’Connell are the actual cash amounts payable to him in connection with his termination of employment. The incremental fair value, computed in accordance with FASB ASC Topic 718, associated with the modification of the post-termination exercise period of certain outstanding vested stock options is included in the “Option Awards” column of the Summary Compensation Table above.

On December 31, 2020, Ms. Buck voluntarily resigned and, as such, was not entitled to any separation benefits or payments in connection with her resignation.

Non-Change of Control Severance-Related Agreements

Under his employment agreement, if Dr. Batra’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or if he resigns for good reason (as defined in the employment agreement), Dr. Batra will be entitled to, subject to his execution of a release of claims and continued compliance with the restrictive covenants contained in the employment agreement, an amount equal to two times the sum of his base salary and target annual incentive compensation opportunity, payable over a period of 24 months following his termination of employment. In addition, Dr. Batra will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health, and dental insurance plans in which Dr. Batra and his dependents were participating immediately prior to the termination of his employment for the 24-month period following the date of such termination. Further, if Dr. Batra’s employment is terminated as a result of his death or disability or is terminated by us without cause or by him for good reason, the sign-on stock options and RSUs granted to him in 2020 in connection with his commencement of employment with us will vest in full. If Dr. Batra is employed on or after July 1 of the year in which his employment termination occurs, he will also be entitled to a pro-rata annual bonus for such year, based on actual performance. Dr. Batra will be subject to non-competition and non-solicitation restrictions for a period of two years following the termination of his employment.

Dr. Harrington and Messrs. King and Pratt do not have an offer letter or employment agreement with the Company that provides for severance benefits outside the change of control context.

Change of Control Severance-Related Agreements

Each of our currently employed NEOs is party to an Executive Change of Control/Severance Agreement. These agreements provide for double-trigger accelerated equity vesting in connection with a change of control for all equity grants made after 2016. Dr. Batra and Mr. Pratt entered into their agreements on July 14, 2020 and February 19, 2020, respectively. Dr. Harrington and Mr. King entered into an amended and restated Executive Change of Control/Severance Agreements as of March 23, 2017 to, among other things, remove a legacy provision providing for the payment of a “gross up” for any excise tax under the “golden parachute” provisions of Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as described below.

Cash Change of Control Severance Benefits

Under the terms of the Executive Change of Control/Severance Agreements with the named executive officers other than Dr. Batra, if the executive’s employment is terminated without cause (as defined in the agreement) or if the executive resigns for good reason (as defined in the agreement), in each case, in certain circumstances, during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), the executive would be entitled to receive the following amounts in a lump sum payment:

•	two times annual base salary;

•	two times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•	an amount equal to the amount the Company would have paid in premiums for 24 months of continued insurance benefit coverage (life, accident, health, and dental).

Under the terms of Dr. Batra’s agreement, if Dr. Batra’s employment is terminated without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement), in each case, in certain circumstances, during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), he would be entitled to receive the following amounts in a lump sum payment:

•	three times annual base salary;

•	three times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•	an amount equal to the amount the Company would have paid in premiums for 36 months of continued insurance benefit coverage (life, accident, health, and dental).

The foregoing amounts payable under the agreement are to be reduced by the amount of any severance or similar amounts paid or payable under Dr. Batra’s offer letter, as described above.

Equity-Related Change of Control Severance Benefits

In addition, in the event of a termination of Dr. Batra’s employment without cause or resignation for good reason, in each case, in certain circumstances within 9 months prior or 18 months following a change of control, all of his outstanding and unvested stock options will become fully vested and exercisable.

For stock options and RSUs granted on or after December 9, 2016 to Dr. Harrington and Messrs. King and Pratt, in the event of a termination of employment without cause or resignation for good reason, in each case, in certain circumstances, within 9 months prior or 18 months following a change of control, all of the outstanding and unvested stock options and RSUs held by such individuals will become fully vested and exercisable upon such termination of employment. For stock options and RSUs granted prior to December 9, 2016 to Dr. Harrington and Mr. King in the event of a change of control, all of the outstanding and unvested stock options and RSUs held by them will become fully vested and exercisable upon such change of control.

For PSUs granted to Dr. Harrington and Messrs. King and Pratt, if a change of control occurs, the Compensation Committee will determine the extent to which the performance criteria has been satisfied and the number of PSUs that are earned based on such performance criteria as of the change of control. If in connection with the change of control, the earned PSUs are assumed or continued, or a new award is substituted for the earned PSUs and the named executive officer’s employment is terminated without cause or for good reason within 18 months following the change of control, the earned PSUs will automatically vest in full. If in connection with a change of control, the earned PSUs are not assumed or continued, or a new award is not substituted for the earned PSUs, the earned PSUs will automatically vest in full. If the employment of a named executive officer terminates during the performance period of the PSUs due to his death, or his retirement, the PSUs will remain eligible to vest based on actual performance and, to the extent vested, will be settled at the end of the performance period or, if earlier on a change of control, prorated for the number of days within the performance period as of the date of termination. Retirement means a termination of employment (other than for cause or at a time when cause exists) at any time the executive has reached age 60 with 10 years of service with the intention of concluding his working or professional career. As of December 31, 2020, only Dr. Harrington and Mr. King satisfied the age and service conditions under the retirement definition.

Other Terms

For purposes of the Change of Control/Severance Agreements, “change of control” generally refers to the closing of a merger, consolidation, liquidation, or reorganization of the Company after which the Company does not represent more than 50% of the resulting entity; the acquisition of more than 50% of the voting stock of the Company; or the sale of substantially all of the Company’s assets.

The Change of Control/Severance Agreements provide that, in the event that a named executive officer is subject to an excise tax under Section 4999 of the Code, he or she will be entitled to the greater of the following amounts, determined on an after-tax basis: (1) all payments that would be payable, without regard to the excise tax imposed under Section 4999 of the Code (the “Transaction Payments”), or (2) the portion of such Transaction Payments that provides the named executive officer with the largest payment possible without the imposition of an excise tax under Section 4999 of the Code.

Potential Post-Termination Payments Table

The following table and footnotes present potential payments to Drs. Batra and Harrington and Messrs. King and Pratt under various circumstances as if the officer’s employment had been terminated on December 31, 2020, the last business day of fiscal 2020, and, as indicated below, if a change of control had also occurred on such date. The amounts provided in the table below for Mr. O’Connell and Ms. Buck are the actual amounts payable to them in connection with their respective terminations of employment.

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary Continuation	Incentive Plan	Benefits Continuation	Accelerated Stock Options (d)	Accelerated Restricted Stock Units (e)	Accelerated Performance Stock Units (f)	Total Value of Post- Termination Payments
Dr. Udit Batra, Ph.D.	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	$2,000,000(a)	$2,500,000(a)	$50,759(a)	$1,241,726	$2,917,329	—	$8,709,814
	Death	—	—	—	$1,241,726	$2,917,329	—	$4,159,055
	Disability	—	—	—	$1,241,726	$2,917,329	—	$4,159,055
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$3,000,000(b)	$3,750,000(b)	$76,139(b)	$1,241,726	$2,917,329	—	$10,985,194
Sherry L. Buck	Actual Termination of Employment	—	—	—	—	—	—	—
Dr. Michael C. Harrington, Ph.D.	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$2,051,356	—	$907,537	$2,958,893
	Retirement	—	—	—	—	—	$907,537	$907,537
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$936,000(b)	$702,000(b)	$35,468(b)	$2,051,356	—	$1,764,599	$5,489,423

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary Continuation	Incentive Plan	Benefits Continuation	Accelerated Stock Options (d)	Accelerated Restricted Stock Units (e)	Accelerated Performance Stock Units (f)	Total Value of Post- Termination Payments
Ian S. King	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$2,046,739	—	$798,177	$2,844,916
	Retirement	—	—	—	—	—	$798,177	$798,177
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$860,000(b)	$645,000(b)	$35,468(b)	$2,046,739	—	$1,684,188	$5,271,395
Jonathan M. Pratt	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$328,724	$234,307	—	$563,031
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$850,000(b)	$637,500(b)	$49,078(b)	$328,724	$234,307	$551,252	$2,650,861
Christopher J. O’Connell	Actual Termination of Employment	$1,890,000(c)	$2,362,500(c)	$50,759(c)	—	—	—	$4,303,259

(a)

Represents two times the sum of Dr. Batra’s annual base salary and target annual incentive bonus award, and the amount the Company would have paid in premiums under the life, health, and dental insurance plans for 24 months for Dr. Batra and his dependents, determined based on base salary, target annual incentive bonus opportunity and premium costs, as applicable, as in effect on December 31, 2020.

(b)

Represents three times annual base salary, target annual incentive bonus, and the value of 36 months of benefits continuation for Dr. Batra, and two times annual base salary, target annual incentive bonus, and the value of 24 months of benefits continuation for each of Dr. Harrington and Messrs. King and Pratt, in each case, determined based on base salary, target annual incentive bonus opportunity and premium costs, as applicable, as in effect of December 31, 2020.

(c)

Represents actual amounts payable to Mr. O’Connell under the transition and separation agreement dated June 17, 2020. In addition, the expiration date of Mr. O’Connell’s outstanding vested stock options with the grant dates of December 5, 2017 and December 10, 2018 were extended from 30 days (per the terms of the award agreements) to one-year in accordance with his transition and separation agreement.

(d)

Represents the in-the-money value of 100% of the unvested portion of the executive’s stock options upon termination as it relates to a termination of employment in connection with a change in control or death or, for Dr. Batra, in the event of an involuntary termination of employment by the Company without cause, by him for good reason, or by disability. For Dr. Harrington and Mr. King, all outstanding and unvested stock options granted prior to December 9, 2016 would vest in full in the event of a change of control. The in-the-money stock option value is calculated by multiplying the number of stock options that would have vested upon such employment termination or change of control, as applicable, by the difference between $247.42, the closing price of our common stock on December 31, 2020, and the applicable per share exercise prices of such stock options.

(e)

Represents 100% of the unvested portion of the executive’s RSUs. The value of RSUs is calculated by multiplying the number of RSUs that would have vested upon such employment termination or change of control, as applicable, by $247.42, the closing price of our common stock on December 31, 2020.

(f)

Represents the value of the unvested PSUs assuming the target number of shares vested and became earned on December 31, 2020. The value of the PSUs is calculated by multiplying the target number of units that would have become earned and vested upon such employment termination by $247.42, the closing price of our common stock on December 31, 2020, prorated for the number of days within the performance period as of December 31, 2020, in the case of a termination due to death or qualifying retirement (as in the case of Dr. Harrington and Mr. King). The actual amount that can be earned in respect of PSUs will be dependent on actual performance measured at the end of the performance period.

CEO PAY RATIO DISCLOSURE

In accordance with SEC rules, we are required to disclose the ratio of the median of the annual total compensation of all of our employees (other than the CEO) to the annual total compensation of our CEO.

To identify our median employee for 2020, we first identified our total employee population as of October 1, 2020, which consisted of 7,139 employees, of which 2,781 employees were located in the United States and 4,358 employees were located in non-U.S. jurisdictions. As permitted by SEC rules, we then excluded all employees (353 total) from the following countries/jurisdictions: Canada (48); Sweden (47); Australia (31); Austria (31); Denmark (31); Malaysia (29); Hungary (27); Hong Kong (22); Poland (21); Czech Republic (17); Israel (14); Puerto Rico (13); Portugal (7); Finland (5); Norway (5); and United Arab Emirates (5). After excluding these employees, our employee population for purposes of identifying the median employee consisted of 6,786 employees, of which 2,781 employees were located in the United States and 4,005 employees were located in non-U.S. jurisdictions. To identify the median of the compensation of all of our employees (other than our CEO), we used total cash compensation, including 2019 base salary and actual bonus paid in 2020 in respect of fiscal 2019 performance, with salaries annualized for those permanent employees who did not work for the full year. Reasonable estimates of cash compensation were made for those employees who were hired during 2020 using their 2020 base salary and target bonus amounts. Compensation for non-U.S. employees was converted to U.S. dollars based on average fourth quarter foreign currency exchange rates.

With respect to our median employee, we then identified and calculated the elements of such employee’s compensation for fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $67,703. With respect to the annual total compensation of our CEO, we annualized the compensation of our current CEO (2020 base salary and annual bonus earned in respect of 2020 performance), who was appointed as of September 1, 2020, and otherwise included the amounts set forth for him in the Summary Compensation Table above. We determined that, for fiscal 2020, (1) the median of the annual total compensation of all of our employees, other than our CEO, was $67,703, and (2) the 2020 annualized total compensation of our CEO was $7,209,866 As a result, the estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than our CEO), was approximately 106-to-1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

The table below summarizes the compensation for the Company’s non-employee Directors in the last fiscal year. Dr. Batra and Mr. O’Connell did not receive any compensation for their respective service as a director during 2020. The compensation Dr. Batra and Mr. O’Connell received in respect of their employment is included in the Summary Compensation Table in the Compensation Discussion and Analysis above.

Director Compensation Fiscal Year 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)

	(a)	(b)	(c)

Linda Baddour	$84,350	$109,773	$109,941	$304,064

Dr. Michael J. Berendt, Ph.D.	$85,850	$109,773	$109,941	$305,564

Edward Conard	$96,550	$109,773	$109,941	$316,264

Dr. Laurie H. Glimcher, M.D. (resigned August 17, 2020)	$58,400	$109,773	$109,941	$278,114

Gary E. Hendrickson	$87,950	$149,674	$109,941	$347,565

Christopher A. Kuebler	$100,425	$184,614	$109,941	$394,980

Dr. Flemming Ornskov, M.D., M.P.H.	$202,667	$259,671	$109,941	$572,279

JoAnn A. Reed	$103,100	$109,773	$109,941	$322,814

Thomas P. Salice	$87,627	$194,751	$109,941	$392,319

(a)

Reflects Board and committee retainers and meeting fees earned in 2020, including any amounts elected to be deferred, without regard to any such election. Dr. Ornskov and Messrs. Conard, Hendrickson, Kuebler, and Salice elected to receive a portion of their retainers and fees in stock units as summarized in the table below.

Name	Fees Deferred in 2020		Aggregate Stock Unit Balance at Last FYE (#)
	Amount ($)	Number of Shares (#)

Edward Conard	$96,550	465.72	22,605.24

Gary E. Hendrickson	$87,950	425.17	909.50

Christopher A. Kuebler	—	—	3,278.74

Dr. Flemming Ornskov, M.D., M.P.H.	—	—	822.16

Thomas P. Salice	—	—	9,449.91

(b)

Mss. Baddour and Reed, Drs. Berendt and Ornskov, Messrs. Conard, Hendrickson, Kuebler, and Salice, and Dr. Glimcher were each granted 467 shares of restricted stock on January 2, 2020, with a grant date fair value of $235.06 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of January 2, 2021. Each of these restricted share grants was outstanding and held by the Directors on December 31, 2020, with the exception of Dr. Glimcher, who resigned from the board in August 2020 and forfeited her unvested restricted stock as of that date. As described below, Messrs. Hendrickson, Kuebler, and Salice and Dr. Ornskov were granted 185, 347, 394, and 695 shares of restricted stock, respectively, on August 17, 2020, with a grant date fair value of $215.68 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of August 17, 2021. Each of these restricted share grants was outstanding and held by the Directors on December 31, 2020.

(c)

Our non-employee Directors were each granted 1,601 non-qualified stock options on January 2, 2020, with an exercise price of $235.06 (which was the closing price of the Company’s common stock on the date of grant), and a vesting date of January 2, 2021. The amount set forth in this column reflects the aggregate grant date fair value of non-qualified stock options, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in the footnotes to the Waters Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated herein by reference. Dr. Glimcher received a grant in January 2020 but forfeited her unvested stock options when she resigned in August 2020. The outstanding stock options held by Mss. Baddour and Reed and Drs. Berendt and Ornskov, and Messrs. Conard, Hendrickson, Kuebler, and Salice on December 31, 2020, were 4,610, 21,440, 29,440, 9,095, 29,440, 4,610, 25,440, and 25,440 options, respectively.

In response to the global COVID-19 pandemic and resulting business challenges, the Board voted to reduce their retainers and meeting fees by 20% for a three-month period in 2020 (April – July) to support the spending reduction initiatives made throughout the Company. The retainers and fees described below outline the annualized Director compensation structure without the COVID-19 reductions, actual fees earned including the COVID-19 savings are reflected in the table above.

For 2020, the annual retainer for each non-employee Director was $55,000, paid in quarterly installments, and a $1,500 fee for each Board and committee meeting attended. Consistent with prior years, the annual retainer for the Lead Director through March 2020 was $25,000 in addition to the annual retainer earned for non-employee Directors. As discussed above, the Company appointed a non-employee Chairman of the Board in March 2020 and replaced the additional Lead Director retainer with an additional annual Chairman retainer of $150,000 per year, paid in quarterly installments. The non-employee Chairman is eligible for both the annual retainer for non-employee Directors and the annual Chairman retainer but is not eligible for additional committee chair retainers or committee fees. For 2020, the annual retainers for the chairs of the Finance Committee, the Nominating and Corporate Governance Committee, and the Science and Technology Committee were $10,000; the Compensation Committee Chair was $12,500; and the Audit Committee Chair was $15,000.

The annual director equity awards granted on the first business day in January 2020 had a grant date fair value of approximately $220,000 in equity value to Directors, with 50% of the value in the form of restricted stock and 50% in the form of non-qualified stock options. The number of non-qualified stock options was determined based on the Black-Scholes value on the date of grant. Both the restricted stock and non-qualified stock option grants to Directors have a one-year vesting term. In addition, the restricted stock and non-qualified stock option grant agreements provide for acceleration of any unvested awards upon the death of a director while in service or in the event of a change of control. The per share exercise price of the annual stock option grant was equal to the closing price of the Company’s common stock on the grant date ($235.06 per share).

In addition, Messrs. Hendrickson, Kuebler, and Salice and Dr. Ornskov each received a one-time supplemental restricted stock award in 2020 in recognition of their time and efforts related to the search for a new CEO and leadership transition following Dr. Batra’s hire. The restricted stock awards have a one-year vesting term and provide for acceleration of any unvested awards upon the death of a director while in service or in the event of a change of control. The per share exercise price of the one-time supplemental restricted stock award grant was equal to the closing price of the Company’s common stock on the grant date ($215.68 per share).

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Compensation Committee utilizes Pearl Meyer to provide advice on the structure of our Director compensation program. Pearl Meyer and the Compensation Committee utilize sources of data consistent with that used for the executive compensation assessment, which include the industry peer group of 17 publicly traded companies described above in the Compensation Discussion and Analysis.

The Company also sponsors the 1996 Non-Employee Director Deferred Compensation Plan, which provides non-employee Directors with the opportunity to defer 100% of retainer, meeting, and committee fees. Fees may be deferred in cash or invested in Company common stock units. If a director elects to defer his or her fees in Company common stock units, the amount deferred is converted into common stock units by dividing the amount of fees payable by the average stock price of the Company’s common stock for the fiscal quarter. Fees deferred in cash are credited with an interest rate equal to the lesser of the Prime Rate plus 50 basis points or the maximum rate of interest that may be used without being treated as an “above market” interest rate under the SEC guidelines. In 2020, Messrs. Conard and Hendrickson elected to defer fees into Company common stock units and Dr. Glimcher and Mr. Kuebler elected to defer their fees into cash. Dr. Glimcher had previously elected to receive her fees deferred in cash in three annual installments upon cessation of service and, as a result of her resignation in August 2020, received $180,832 in cash, which represents approximately one-third of her balance of fees deferred in cash plus applicable interest.

PROPOSAL 4 — OTHER BUSINESS

The Board does not know of any other business to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of common stock as of March 17, 2021 by (i) each person or entity who is known to the Company to beneficially own five percent or more of the common stock, (ii) each of the Company’s Directors, director nominees, and named executive officers and (iii) all of the Company’s Directors, director nominees, and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Stock(1)

5% Shareholders

The Vanguard Group, Inc. (2)	6,655,080	10.7%

Massachusetts Financial Services Company (3)	3,944,322	6.4%

BlackRock, Inc. (4)	4,730,353	7.6%

Fundsmith LLP (5)	4,409,835	7.1%

The Bank of New York Mellon Corporation (and affiliates) (6)	4,740,210	7.6%

Directors and Named Executive Officers

Dr. Udit Batra, Ph.D. (7)	11,791	*

Christopher J. O’Connell (7)	82,777	*

Sherry L. Buck (7)	0	*

Dr. Michael C. Harrington, Ph.D. (7)	37,482	*

Jonathan M. Pratt	3,898	*

Linda Baddour (7)	6,407	*

Dr. Michael J. Berendt, Ph.D. (7)	51,856	*

Edward Conard (7)(8)	100,422	*

Gary E. Hendrickson (7)(8)	6,592	*

Dr. Pearl S. Huang, Ph.D.	439	*

Christopher A. Kuebler (7)(8)	42,203	*

Dr. Flemming Ornskov, M.D., M.P.H. (7)(8)	12,451	*

JoAnn A. Reed (7)	47,764	*

Thomas P. Salice (7)(8)(9)	133,348	*

Ian S. King (7)	92,335	*

All Directors and Executive Officers as a group (20 persons)	700,921	1.1%

*	Represents less than 1% of the total number of the issued and outstanding shares of common stock.

(1)

Percentages are based upon 62,059,082 shares of common stock outstanding as of March 17, 2021. The figures assume exercise by only the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group which are exercisable within 60 days of March 17, 2021. The Directors and Executive Officers included in the group are those who were serving such roles on March 17, 2021.

(2)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Vanguard Group, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 10, 2021. The Schedule 13G/A indicates that the Vanguard Group, Inc. was the beneficial owner with sole dispositive power as to 6,383,071 shares, shared dispositive power as to 272,009 shares, sole voting power as to zero shares, and shared voting power as to 102,250 of the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)	Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Massachusetts Financial Services Company (“MFS”) based on information set forth in Schedule 13G/A filed with the SEC on February 11, 2021. The Schedule 13G/A indicates that MFS was the beneficial owner with sole dispositive power as to 3,944,322 shares, with shared dispositive power as to none of the shares, with sole voting power as to 3,221,895 shares, and shared voting power as to none of the shares. The address of MFS is 111 Huntington Avenue, Boston, MA 02199.

(4)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by BlackRock, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 1, 2021. The Schedule 13G/A indicates that Blackrock, Inc. was the beneficial owner with sole dispositive power as to 4,730,353 shares, with shared dispositive power as to none of the shares, with sole voting power as to 4,123,220 shares and shared voting power as to none of the shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Fundsmith LLP based on information set forth in Schedule 13G filed with the SEC on February 12, 2021. The Schedule 13G indicates that Fundsmith LLP was the beneficial owner with sole dispositive power as to 4,409,835 shares, with shared dispositive power as to none of the shares, with sole voting power as to 4,378,860 shares and shared voting power as to none of the shares. The address of Fundsmith LLP is 33 Cavendish Square, London, UK, W1G 0PQ.

(6)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Bank of New York Mellon Corporation based on information set forth in Schedule 13G/A filed with the SEC on February 1, 2021. The Schedule 13G/A indicates that (i) The Bank of New York Mellon Corporation was the beneficial owner with sole dispositive power as to 3,751,860 shares, with shared dispositive power as to 888,678 shares, with sole voting power as to 3,520,687 shares, and shared voting power as to 408 shares; (ii) BNY Mellon IHC, LLC was the beneficial owner with sole dispositive power as to 3,536,389 shares, with shared dispositive power as to 867,110 shares, with sole voting power as to 3,323,800 shares, and shared voting power as to none of the shares; (iii) MBC Investments Corporation was the beneficial owner with sole dispositive power as to 3,536,389 shares, with shared dispositive power as to 867,110 shares, with sole voting power as to 3,323,800 shares, and shared voting power as to none of the shares; (iv) BNY Mellon Investment Management (Jersey) Limited was the beneficial owner with sole dispositive power as to 3,169,665 shares, with shared dispositive power as to 858,352 shares, with sole voting power as to 3,039,629 shares, and shared voting power as to none of the shares; (v) BNY Mellon Investment Management Europe Holdings Limited was the beneficial owner with sole dispositive power as to 3,169,665 shares, with shared dispositive power as to 858,352 shares, with sole voting power as to 3,039,629 shares, and shared voting power as to none of the shares; (vi) BNY Mellon International Asset Management Group Limited was the beneficial owner with sole dispositive power as to 3,169,665 shares, with shared dispositive power as to 858,352 shares, with sole voting power as to 3,039,629 shares, and shared voting power as to none of the shares; (vii) BNY Mellon International Asset Management (Holdings) Limited was the beneficial owner with sole dispositive power as to 3,169,665 shares, with shared dispositive power as to 858,352 shares, with sole voting power as to 3,039,629 shares, and shared voting power as to none of the shares; (viii) BNY Mellon International Asset Management (Holdings) No. 1 Limited was the beneficial owner with sole dispositive power as to 3,169,665 shares, with shared dispositive power as to 858,352 shares, with sole voting power as to 3,039,629 shares, and shared voting power as to none of the shares; and (ix) Walter Scott and Partners Limited was the beneficial owner with sole dispositive power as to 3,169,665 shares, with shared dispositive power as to 858,352 shares, with sole voting power as to 3,039,629 shares, and shared voting power as to none of the shares. The address of each of the foregoing entities is c/o The Bank of New York Mellon Corporation, 240 Greenwich Street, New York, New York 10286.

(7)

Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 17, 2021 as follows: Dr. Batra: 0, Mr. O’Connell: 39,182, Ms. Buck: 0, Dr. Harrington: 34,822, Ms. Baddour: 4,610, Dr. Berendt: 29,440, Mr. Conard: 29,440, Mr. Hendrickson: 4,610, Mr. Kuebler: 25,440, Dr. Ornskov: 9,095, Ms. Reed: 8,079, Mr. King: 86,806, and Mr. Salice: 25,440.

(8)

Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.

(9)

Includes 3,000 shares held in Mr. Salice’s Individual Retirement Account, 7,950 shares held by a charitable trust over which Mr. Salice shares voting and investment power with his spouse as trustees and 60,274 shares held by an LLC over which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the charitable trust and of the shares held by the LLC, except to the extent of his pecuniary interest in the LLC.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2020 with the SEC on February 24, 2021. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website (www.waters.com) and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K, including the financial statements and schedules, may be obtained without charge from the Company. Paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting shareholder. Shareholders may make requests in writing to the attention of the Senior Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757, calling the Senior Director of Investor Relations of Waters at (508) 482-3448 or emailing investor_relations@waters.com.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Shareholder Proposals for Inclusion in the Proxy Statement for the 2022 Annual Meeting

If a shareholder wishes to have a proposal formally considered at the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and included in the Company’s proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company at the Company’s principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 by no later than December 2, 2021, and the proposal must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

Director Nominations for Inclusion in the Proxy Statement for the 2022 Annual Meeting

The Board has adopted a proxy access provision in the Bylaws that allows an eligible shareholder or group of up to 20 shareholders owning at least 3% of our common stock continuously for three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at the 2022 Annual Meeting, and to have those individuals included in our proxy statement for that meeting. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the proxy statement for the 2022 Annual Meeting pursuant to these proxy access provisions in Article I, Section 11 of the Bylaws, notice must be received by the Secretary of the Company at the Company’s principal executive offices no earlier than November 2, 2021 and no later than December 2, 2021 (subject to adjustment as described in the Bylaws), and the nomination must otherwise comply with the Bylaws.

Other Proposals or Director Nominations for Presentation at the 2022 Annual Meeting

If a shareholder wishes to present other business or nominate a director candidate at the 2022 Annual Meeting, notice must be received by the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the date of the first anniversary of the date of the preceding year’s Annual Meeting (subject to adjustment as described in the Bylaws). Any such notice must include the information specified in the Bylaws.

SHAREHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement, or Notice (as defined below) is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the shareholders.

We will undertake to deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement, or Notice to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report, Proxy Statement, or Notice, or if two shareholders sharing an address have received two copies of any of these documents and desire to only receive one in the future, you may write to the Senior Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757, call the Senior Director of Investor Relations of Waters at (508) 482-3448, or email investor_relations@waters.com.

USER’S GUIDE

INFORMATION CONCERNING SOLICITATION AND VOTING

Date, Time, and Place of the Annual Meeting; Shareholder Questions

The Annual Meeting will be held on May 11, 2021 at 9:00 a.m., Eastern Time. The Annual Meeting will be a virtual meeting held exclusively via the Internet; you will not be able to attend the Annual Meeting in person. In order to attend and, potentially, to submit questions, you must register at www.proxydocs.com/wat. After you register, you will receive instructions via email, including your unique links that will allow you access to the Annual Meeting.

Our virtual Annual Meeting will allow shareholders to submit questions in two ways, both of which require that you be registered to attend the Annual Meeting. First, using your unique links provided at registration, shareholders may submit questions in advance of the Annual Meeting. Second, while viewing the Annual Meeting, shareholders may submit real-time questions via viewscreen.

During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by shareholders. We will answer as many shareholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The decision to hold a virtual meeting was made as part of our effort to maintain a safe and healthy environment for our Directors, members of management, and shareholders who wish to attend the Annual Meeting, in light of the ongoing COVID-19 pandemic. We believe that hosting a virtual meeting is in the best interests of the Company and its shareholders and enables increased shareholder attendance and participation because shareholders can participate from any location around the world.

Solicitation

This Proxy Statement is being furnished by the Board in connection with its solicitation of Proxies for use at the Annual Meeting. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with shareholders following the original solicitation. No additional compensation will be paid to officers or regular employees for such Proxy solicitation. The Company has retained Alliance Advisors, LLC to conduct a broker solicitation for a fee of $10,000, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

Voting Matters

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $0.01 per share (the “common stock”), entitled to vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Shares can only be voted if a shareholder is present via web conference, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each shareholder’s vote is very important. Whether or not you plan to attend the Annual Meeting via web conference, please vote over the Internet or by telephone or sign and promptly return the Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Annual Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or by marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted as recommended by the Board, or as the individuals named as Proxy holders deem advisable on all other matters as may properly come before the Annual Meeting. The Proxy will be voted at the Annual Meeting if the signer of the Proxy was a shareholder of record on March 17, 2021 (the “Record Date”).

Any shareholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting electronically at the Annual Meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757 before the Annual Meeting begins.

As of the Record Date, there were 62,059,082 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There are no cumulative voting rights. For ten days prior to the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal executive offices at 34 Maple Street, Milford, MA 01757 for proper purposes relating to the Annual Meeting. During the Annual Meeting, such list will be available for inspection upon request.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting via web conference. Shareholders have three options for submitting their votes: (1) via the Internet, (2) by phone, or (3) by mail using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Annual Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope.

24 hours a day/7 days a week	Toll-free 24 hours a day/7 days a week

Use the Internet to vote your Proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your Proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download the Proxy Statement and Annual Report at http://www.proxydocs.com/wat.

ELECTRONIC DELIVERY OF WATERS SHAREHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by SEC rules, Waters is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. On April 1, 2021, we mailed the Notice to our shareholders, which contains instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or via web conference at the Annual Meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

The Proxy Statement and Annual Report are available at http://www.proxydocs.com/wat.

Whether or not you expect to attend the Annual Meeting via web conference, we urge you to vote your shares by phone, via the Internet, or, if you receive a paper copy of the Proxy Statement and Annual Report, by signing, dating, and returning the proxy card by mail at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Waters	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
THE SCIENCE OF WHAT’S POSSIBLE.TM P.O. BOX 8016, CARY, NC 27512-9903	INTERNET
Go To: www.proxypush.com/WAT
	• • •	Cast your vote online Have your Proxy Card ready. Follow the simple instructions to record your vote.
PHONE
Call 1-866-307-0858
	• • •	Use any touch-tone telephone, 24 hours a day, 7 days a week. Have your Proxy Card ready. Follow the simple recorded instructions.
MAIL
	• •	Mark, sign and date your Proxy Card. Fold and return your Proxy Card Form in the postage-paid envelope provided.

CONTROL NUMBER
Waters Corporation
Annual Meeting of Shareholders		<— Please fold here — Do not separate —>
For Shareholders as of March 17, 2021

TIME:	Tuesday, May 11, 2021 09:00 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/WAT for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Udit Batra and Keeley A. Aleman (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 5:00 P.M., Eastern Time, May 6, 2021, or if no choice is specified, will be voted by an independent fiduciary.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

Waters Corporation

Annual Meeting of Shareholders

Please make your marks like this:	X	Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL(S) 1, 2, 3.

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1.	To elect the nine directors specifically named in the proxy statement to serve for a term of one year and until their successors are elected.
		FOR	AGAINST	ABSTAIN

	1.01 Udit Batra	☐	☐	☐	FOR

	1.02 Linda Baddour	☐	☐	☐	FOR

	1.03 Michael J. Berendt	☐	☐	☐	FOR

	1.04 Edward Conard	☐	☐	☐	FOR

	1.05 Gary E. Hendrickson	☐	☐	☐	FOR

	1.06 Pearl S. Huang	☐	☐	☐	FOR

	1.07 Christopher A. Kuebler	☐	☐	☐	FOR

	1.08 Flemming Ornskov	☐	☐	☐	FOR

	1.09 Thomas P. Salice	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2021.	☐	☐	☐	FOR

3.	To approve, by non-binding vote, named executive officer compensation.	☐	☐	☐	FOR

4.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/WAT.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date